UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO
                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
     PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

                         CHINA ORGANIC AGRICULTURE, INC.
             (Exact Name of Registrant as Specified in its charter)

           FLORIDA                                        20-3505071
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

             Jilin Province Songyuan City ErMaPao Green Rice Limited
                East Ping Feng Xiang Zheng Fu, Qian Guo District
                Songyuan City, Jilin Province, P.R. China 131108

               (Address of principal executive offices) (Zip Code)
                     Issuer's telephone number: 0438-2283131

           Securities to be registered under Section 12(b) of the Act:

                                      None

           Securities to be registered under Section 12(g) of the Act:

           Common Stock,                    NASD Over the Counter Bulletin Board
         Par value $0.001                                 (OTCBB)

       (Title of each class                   (Name of each exchange on which
        to be so registered)                   each class is to be registered)

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer |_|                       Accelerated filer         |_|
Non-accelerated filer   |_|                       Smaller reporting company |X|

                                     Part I

Item 1.  Business                                                              3
Item 2.  Financial Information                                                10
Item 1A  Risk Factors                                                         15
Item 3.  Properties                                                           22
Item 4.  Security Ownership of Certain Beneficial Owners and Management       22
Item 5.  Directors and Executive Officers                                     23
Item 6.  Executive Compensation                                               25
Item 7.  Certain Relationships and Related Transactions;
         Director Independence                                                25
Item 8.  Legal Proceedings                                                    25

                                     Part II

Item 9.  Market Price of and Dividends on the Registrant's Common
         Equity and Related Shareholder Matters                               25
Item 10. Recent Sales of Unregistered Securities                              26
Item 11. Description of Securities to be Registered                           27
Item 12. Indemnification of Directors and Officers                            28

                                    Part F/S

Item 13. Financial Statements; Supplementary Data                             28
Item 14. Changes In and Disagreements With Accountants                        29

                                    Part III

Item 15. Financial Statements and Exhibits                                    30
================================================================================

                                     PART I
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Business.

Introduction

We are engaged in the business of rice purchasing, processing and distribution. To date, our products have been sold only within the People's Republic of China. As used in this report, the terms "we," "our," "Company" and "China Organic" refer to China Organic Agriculture, Inc. and its wholly-owned subsidiaries, and the terms "ton" and "tons" refer to metric tons, in each case, unless otherwise stated or the context requires otherwise.

The Company's functional currency is the Renminbi, which had an average exchange rate of $0.12557 and $0.13167 during fiscal years 2006 and 2007 respectively.

Our Corporate History

In March 2007, the Company, then known as Industrial Electric Services, Inc. ("IESI"), acquired through a reverse merger all of the shares of China Organic Agriculture Limited ("COA"). COA is a holding company formed under the laws of the British Virgin Islands that owns all of the issued and outstanding stock of Jilin Songyuan City ErMaPao Green Rice Limited ("ErMaPao"). ErMaPao is an operating company organized under the laws of China in May, 2002. Prior to the consummation of the acquisition, the Company, formed on August 5, 2005 to acquire all the interests of Industrial Electric Services, LLC, was an inactive corporation with no significant assets and liabilities. In May 2007 we changed our name to China Organic Agriculture, Inc.

The acquisition of COA and ErMaPao was accounted for as a reverse acquisition. Consequently, the financial statements included herein for dates and periods prior to the consummation of the acquisition reflect the historical financial condition, results of operations and cash flows of COA and ErMaPao except that the financials do not include the activities of IESI that occurred prior to the reverse merger.

In 2004 ErMaPao received the ISO 9001:2000 international quality control management system certification. Certification of a business as ISO 9001:2000 compliant provides that business's customers and business partners with the assurance that it adheres to a set of internationally recognized quality control standards, and thus, is more likely to be able to meet expectations of quality, customer service, delivery and, as necessary, remediation measures within such relationships.

In June of 2006, Jilin Province granted ErMaPao the rights to use the "ErMaPao" trademark.

We have been granted land use rights extending to at least the year 2032 by the Chinese Government over approximately 1,600 acres of land, upon which we engage local farmers to farm rice. In concert with our own production, we have engaged in mutually beneficial, collaborative contracts with family units who supply us with rice grown on the approximately 4,660 acres to which they, in the aggregate, have been granted land use rights. We establish standards regarding the quality of the product produced to ensure that our high standards of quality are maintained. We supply the family units with seed, tools and training. Throughout the growth cycle, the family units are provided access to agronomists who advise them on the avoidance of common cultivation problems and on the maximization of yield. In 2007, approximately 15% of our revenue came from the organic variety of rice, and 85% was from the green variety.

      A "family unit" may be defined as one or more persons within a familial group capable of working a given plot of land. As family units vary in size, the amount of acreage allotted to them by the Chinese government varies. The plots allotted to the family units with whom we contract are sized from five to fifteen acres. We also obtain rice grown by third parties through market channels. We have contracted with several grain depots to increase our supplies of new rice, and hence our sales capacity. On the open market, the depots acquire grain which meets our certification standards, and we repurchase the grain from them at fixed prices pursuant to our agreements with them.

Recent Developments

      On December 12 2007, the Company announced that it had entered into a letter of intent to acquire the Dalian Baoshui District Huiming Trading Limited ("Dalian"). The Company has since determined to purchase 60% of the stock of Dalian. The acquisition is pending completion of due diligence and is to be completed upon completion of audit work and due diligence. Dalian is engaged in grain procurement, international and domestic trading wholesale sales, food delivery logistic service, and main products including soybeans, corn, and cereal crops, which are major products from the Northeast part of China. Sales to consumers are made in national regions including Liaoning Province, Jiling Province, Heilongjiang Province, Sichuan Province, Fujian Province, Beijing, and Shanghai.

      On February 29, 2008, we purchased the Bellisimo Vineyard, a 153-acre operating vineyard located in Sonoma County, California. A portion of the purchase price, $8,515,000 was paid with funds provided by a commerical US lender which was granted a first lien on the property. Such amounts bear interest at a floating rate, initially 7.7% per annum, with an initial adjustment date of March 1, 2014. The balance of the purchase price not paid with internally-generated funds, was financed with third party debt of $6,216,000 at an interest rate of 4% per annum payable over five years. Bellisimo Vineyard has provided small quantities of Merlot, Chardonnay, and Cabernet Sauvignon grapes to wineries each year for both red and white wines. The Agreements reflecting this purchase are attached as Exhibits to our Form 10-K for the year ended December 31, 2007.

      On March 25, 2008, we and a group of six investors mutually agreed to terminate the Fixed Price Standby Equity Distribution Agreement they had entered on May 7, 2007. No shares were sold or distributed under the Agreement by, to or among any of the parties, and none of the parties have any rights remaining under the Agreement or arising out of the termination of the Agreement.

OPERATIONS

ErMaPao Rice Varieties

      We deal in three grades of rice: organic, "AA" grade green rice, and "A" grade green rice. Each grade must be grown and processed in accordance with the standards described herein under "Government Regulations".

      Organic rice is produced to the highest of the green food production environment quality standards, established by the Administration of Agricultural Quality, Supervision, Inspection and Quarantine of the PRC.

      "AA" grade green rice: the production quality and conditions must comport with stringent green food production environment quality standards. During the production process, no chemical pesticides, fertilizers, food additives, feed additives, veterinary drugs or anything known to be harmful to the environment or human health can be used. The AA grade is obtained through the use of organic fertilizer such as green manure, biological or physical methods of crop plantation, soil fertilization, and pest control.

      "A" grade green rice: the production quality of the environment must comport with certain minimum green food production environment quality standards; and there may be limited use of synthetic fertilizers and minimal biotech production methods.

Location of Production Sites

      Our facilities and those of our main suppliers are located in the Northeast part of China, abutting the Nen River in the Songyuan Plains, Jilin Province.

Quality Assessment and Land Evaluation

      In order for rice to be permitted to be labeled "green" and "organic", producing lands and operations must comport with the standards of the regulations titled "General Administration of Agricultural Quality, Supervision, Inspection and Quarantine of P.R.C," as more fully described in "Government Regulation". We are subject to inspection by the China Organic Food Certification Center, and must maintain those standards in accordance with the government regulations elaborated upon herein.

Agricultural Background of this Region

      The main crop of the region in which we operate is rice. The area in which our rice is produced is one of the few areas of China which may be considered unpolluted for the purposes of organic agriculture, and it has very little industry by comparison with the coastal areas of the country. The soil of the region is untainted and fertile, with much of the land considered "primitive", or undeveloped. The weather of the region is also suitable for the growing of rice.

      The family farmers operate pursuant to contracts with us which provide that the Company supplies the farmers the seeds and technical guidance and support required to grow rice according to the Company's standards. Farmers agree to comply with our guidance and use all given materials, and meet the designated tonnage target in exchange for the agreed compensation. The farmers are not our employees, and except for those materials provided, the farmers bear all other direct and indirect costs to farm and harvest the rice. The contracts usually run from early October until the first day of the Lunar New Year. Farmers must cultivate in a fashion which meets organic standards. If a farmer fails to meet the production target stated in the contract, a penalty is assessed.

Processing of Rice

      Generally, all of our rice undergoes the following treatment before it is offered for sale:

1) the materials are placed into a "vibration liquidation screen" which separates the grain from chaff, stone, dirt and other harvest byproducts;
2)    the materials are placed into an absorption type proportion stoner;
3)    the materials are moved into a metal eliminator;
4)    the materials are then de-hulled using a roll huller;
5)    the materials are separated in a gravity unpolished rice separator;
6) the materials are sent through a sand roller rice mill and then again through a metal eliminator;
8)    the materials are sent through a grader;
9)    the materials are polished, and sorted by color.

Upon completion of these steps, the rice is inspected and then packaged.

Principal Customers

      In 2007, our revenue from large retailers and supermarkets was approximately $37.2 million. We sell a substantial portion of our wholesale products to a limited number of customers. Our principal customers during 2007 were:

Number                   Customer                             Revenue     Percentage of Revenue (%)
---------------------------------------------------------------------------------------------------
  1     Songyuan Shunda Grain and Oil Company                $5,046,893            13.4
  2     Songyuan Grain and Oil Company                       $4,399,670            11.7
  3     Changchun Qinghai Grain and Oil Company              $4,314,572            11.4
  4     Songyuan Tonda Grain and Oil Company                 $3,739,177            10.0
TOTAL                                                       $17,500,312            46.5

At December 31, 2007, amounts due from these customers totaled approximately $2,552,068.

      This concentration of customers has the potential to make us vulnerable to an adverse near-term impact, should one or more of these relationships be terminated.

Principal Suppliers

      In addition to the rice we produce on the lands we control or rice which we derive through our relationships with family units, we receive rice from several suppliers with whom we have established supply relationships. Our principal suppliers during 2007 were contract farmers as a group and Xinmiao Grain Depot.

      During the 12 months ended December 31, 2007, in which we sold a total of 3,500 tons of organic and 49,000 tons of green rice, we acquired from Xinmiao Grain Depot approximately 5,000 tons of green rice. This accounted for all of our purchases of organic and green rice grain from grain depots in 2007. As of December 31, 2007, there are no outstanding payments to Xinmiao. The Company pays Xinmiao in cash immediately upon completion of each transaction.

      During 2006, we did not purchase any grain from Xinmiao or any other grain suppliers. We anticipate that during 2008 approximately 0% of our organic rice and more than 50% of our green rice will come from a limited number of grain depots and other market channels. This supplier concentration may make us vulnerable to a near-term adverse impact, should we be unable to locate other suppliers in the event one or more of these relationships are terminated.

Business Strategy

      In 2007 we underwent a significant expansion in our production capacity by creating supply relationships with various grain depots and by completing an additional processing line, the components of which are described under the subheading "Processing of Rice". For 2008, we will seek to maximize our internal efficiency, and the efficiency of our distribution process. We will also seek to form relationships with new distributors.

Competition

      The markets for our products have been experiencing increased levels of demand as China continues its recent rate of accelerated growth. As a result, the markets for our products are competitive. To date, our sales have been limited to customers within the PRC and we expect that our sales will remain primarily domestic for the immediate future. Our marketing strategy involves developing long term ongoing working relationships with customers based on large multi-year agreements which foster mutually advantageous relationships. We also anticipate that we will face competition for water and other resources required for our operations.

      Our principal competitors are Jilin Yufeng Rice Limited, Jilin Fengsheng Rice Limited, Jilin City Dongfu Rice Limited, and Daan Jixiang Rice Limited. Jilin Yufeng and Jilin City Dongfu currently possess organic and green rice certifications; the others have commenced the process of applying for such certifications. Each has a production capacity which is comparable with ours. Each is or may accordingly become accordingly a strong competitor in the markets in which we operate.

Government Regulation

      We are obliged to abide by the laws of the People's Republic of China which pertain to businesses. Laws more specifically pertinent to our business may include:

      o     Company Law of the People's Republic of China
      o     Securities Law of the People's Republic of China
      o     Enterprise Income Tax Law of the People's Republic of China
      o     Labor Law of the People's Republic of China
      o     Regulations on Unemployment Insurance
      o Interim Regulations on the Collection and Payment of Social Insurance Premiums
      o Regulations of the People's Republic of China on Settlement of Labour Disputes in Enterprises
      o     Law of the People's Republic of China on Employment Contracts
      o     Product Quality Law of the People's Republic of China
      o     Advertisement Law of the People's Republic of China
      o Law of the People's Republic of China on the Protection of Consumer Rights and Interests
      o Law of the People's Republic of China on the Prevention and Control of Environmental Pollution by Solid Wastes
      o     Law of the People's Republic of China on the Protection of Wildlife

      The PRC and the various Provinces have enacted a series of laws and regulations over the past 20 years, which are designed to improve safety and decrease environmental degradation. The regulations titled "General Administration of Agricultural Quality, Supervision, Inspection and Quarantine of P.R.C." principally govern our agricultural practices. In pertinent part, these regulations require the following:

      o organic food producers operate in appropriate areas, in a sufficient concentration to allow for regional certification as to the organic nature of the product;

      o irrigation and local water must meet quality standards and be unpolluted, and irrigation water must be used efficiently (Irrigation Water Quality Standards, GB5084, and Surface Water Quality Standards, GB3838);

      o land not previously dedicated to organic production must have undergone sufficient conversion time as to have been depleted of banned substances and land utilizing conventional farming methods may not be allowed to leach or drain into the water or irrigation facilities of organic land;

      o Genetically modified organisms (GMOs) or derivatives may not be utilized; nor may chemically treated or engineered seeds, artificial pollination, transgenic plants or plant material be utilized;

      o genetic diversity of crops must be ensured if possible, and crop rotation undertaken;

      o depleted soil fertility is to be regained through the use of leguminous crop rotation and proper tillage of resting land;

      o composting and organic matter and manure are to be employed to assist in maintaining soil fertility;

      o mineral supplementation is to be undertaken only on a limited basis;

      o pest control is to be via natural or mechanical means except for emergency situations;

      o erosion and desertification prevention measures, including sustainable water use, are to be employed.

      All of our operating activities in China have been authorized by land and resources departments of local governments. In addition, all of our operations are subject to and have passed government safety inspections. We also have been granted environmental certification from the PRC Bureau of Environmental Protection. Management believes that the cost of complying with government regulations currently applicable to the Company's business will not have a material impact upon the Company's results of operations.

Employees

      As of December 31, 2007, we employed approximately 69 full-time employees. Approximately 20% of our employees are management personnel, 50% are production staff, and 30% are sales and procurement staff. None of our employees is represented by a union.

Research and Development

      On November 30, 2007, the Company entered into a three year agreement with Jilin Agricultural University. Pursuant to this agreement, we support the University's development of an agricultural skills curriculum for its students by supplying employment opportunities and training, and financial support for agriculture-related research and development undertaken by the University. In return the University provides the Company with agricultural-related technical information and services, and management training, as well as assistance in the development of grains, and guidance on soil, cultivation and crop management.

Sales and Marketing

      To the present, the Company has utilized agents to market its products and compensated them at a fixed rate. We did not offer agents commission payments or pay their expenses related to our marketing. However, given the expansion in the scope and volume of our sales, and in order to encourage agents to work consistently with us, we are planning to offer a commission structure to agents whose sales exceed targets. Our plans have not been finalized with regard to this change.

Processing

      In addition to processing our rice in our own facilities, we have contracted with Wukeshu Grain Depot and Xinmiao Grain Depot, both major Chinese rice processors, to assist in readying our product for market. The rice is washed, separated by quality, husked, re-washed, polished and packaged into a variety of final sale containers. These processors handle our rice under our high standards of product and quality control.

      Xinmiao Grain Depot Agreement

We entered into a three-year agreement with Xinmiao Grain Depot in July, 2007. According to the agreement, Xinmiao will purchase grain from local farmers exclusively for ErMaPao. Xinmiao is obligated to provide 10,000 tons of processed green rice in the first year of the contract, increasing to 11,000 and 12,000 tons in the second and third years, respectively. The agreement will significantly reduce our storage and administrative costs, making state-owned Xinmiao responsible for processing, storage and the transportation of the rice. Established in 1978, Xinmiao Grain Depot is one of the largest grain storing depots in China with a substantial storage capacity of 160,000 tons. A translation of the agreement is attached hereto as Exhibit 10.2.

      Wukeshu Grain Depot Agreement

We entered into a three year strategic partnership agreement with Wukeshu Grain Depot in July, 2007. According to the agreement, in the first year Wukeshu Grain Depot will process an estimated 60,000 tons of green rice grains, which will yield 42,000 tons of wholesale rice products to ErMaPao. The three-year agreement also calls for production to increase annually by 10%. Based in China's Chenlai District, Wukeshu is a state-owned wholesale grain depot with a 150,000 square-foot facility that has a storage capacity of more than 200,000 tons. As a condition of the agreement, Wukeshu is responsible for quality control, as well as for storage and packaging, and will process rice for ErMaPao exclusively. A translation of the agreement is attached hereto as Exhibit 10.3.

Distribution Channels

Our products are distributed through individual retailers and supermarket chains such as the Nanjing Suguo Supermarket, Hangzhou Agricultural Market, Beijing Chaoshifa Supermarket, Hualian Hypermarket and other major supermarkets in Shanghai and elsewhere. These sellers operate under agreements which provide sales targets, and which require our products to be attractively presented and maintained in their stores. The revenue estimates set forth below for any retailer are based upon management's assessment of the sales potential of the retailer in light of sales of our product through comparable chains, assuming our products are made available for sale at all of their locations.

      Nanjing Suguo Supermarket

Nanjing Suguo Supermarket is one of the largest supermarket chains in China with annual sales reaching $3 billion, and 70% of those revenues are derived from agricultural and related items such as China Organic's ErMaPao rice products. We have a three-year agreement with Nanjing Suguo to carry our products. Nanjing Suguo currently operates more than 1,600 locations, with plans in place to expand by several hundred more. A translation of the Nanjing agreement is attached hereto as Exhibit 10.9.

      Hualian Hypermarket

Hualian Hypermarket Co. retails our ErMaPao series of products. Our collaboration with Hualian, a three-year contract is expected to generate in excess of $1.5 million in revenues from the retail system's four Beijing branches within the first year of the agreement. Hualian, which is listed on the Shanghai Stock Exchange, operates more than 50 retail mega-stores located across major cities in China. A translation of the Hualian agreement is attached hereto as Exhibit 10.10.

      Huaxing Foods Limited

Huaxing is a major retailer in the Changchun region. In August 2007 we have entered into a three-year agreement with Huaxing to carry our products. We expect that our agreement with Huaxing will generate approximately $5 million of revenues within the first year of the agreement. Through December of 2007, we generated sales of $2.8 million through this agreement. A translation of the agreement is attached hereto as Exhibit 10.4.

      Changchun Qinghai Grain and Oil Company

Changchun Qingha Grain and Oil is a major retailer in the Changchun region. We have entered into a three year agreement with Changchun Qinghai which we expect will generate approximately $10 million of revenues within the first year of the agreement. A translation of the agreement is attached hereto as Exhibit 10.5.

      Songyuan Grain and Oil Company

Songyuan Grain and Oil is a major retailer in the Songyuan region. We have entered into a three year with Songyuan Grain and Oil which we expect will generate approximately $8 million of revenues within the first year of the agreement. A translation of the agreement is attached hereto as Exhibit 10.6.

      Shunda Grain and Oil Company

Shunda Grain and Oil is a major retailer in the Fuyu region. We expect that our three-year agreement with Shunda will generate approximately $4 million of revenues within the first year of the agreement. A translation of the agreement is attached hereto as Exhibit 10.7.

      Tongda Grain and Oil Company

Tongda Grain and Oil is a major retailer for the Songyuan region. Our three year collaboration with Tongda is expected to generate over $2 million of revenues within the first year of the agreement. A translation of the agreement is attached hereto as Exhibit 10.8.

Item 2. Financial Information.

Management's Discussion and Analysis of Financial Condition and Results of Operation.

      The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form 10-KSB. The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that may cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Form 10-KSB.

OVERVIEW

      On March 15, 2007, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Industrial Electric Services, Inc. ("IESI") and a wholly owned Subsidiary of INEL ("Sub"), China Organic Agriculture Limited ("COA"), and the shareholders of COA. Under the terms of the agreement COA is the surviving company.

      COA is a corporation formed under the laws of the British Virgin Islands and is a holding company that owns all of the issued and outstanding stock of Jilin Songyuan City ErMaPao Green Rice Limited ("ErMaPao"). ErMaPao is the operating company organized under the laws of China. Jilin Yutian of Organic Agriculture Co., Ltd ("Yutian") was founded in August 2007 under the laws of the People's Republic of China. It is owned 100% by ErMaPao. The Company is engaged in the business of rice production and processing.

      The Company has consummated the Merger Transaction and acquired INEL from the INEL Shareholders and thereby indirectly acquired the Chinese operating company ErMaPao. In exchange for transferring INEL to the Company, the INEL Shareholders retained stock consisting of 24,100,000 shares of the Company's common stock. The reorganization of the Company was treated as an acquisition by the accounting acquiree that is being accounted for as a recapitalization and as a reverse merger by the legal acquirer for accounting purposes. Pursuant to the recapitalization, all capital stock shares and amounts and per share data have been retroactively restated. Accordingly, the financial statements include the following:

(1) The balance sheet consists of the net assets of the accounting acquirer at historical cost and the net assets of the legal acquirer at historical cost.

(2) The statements of operations include the operations of the accounting acquirer for the period presented and the operations of the legal acquirer from the date of the merger.

The Company is now engaged in the business of rice purchasing, processing and distribution.

Results of operations for the years ending December 31, 2007 and 2006

All financial information is presented for the year ending December 31, 2007 and the year ending December 31, 2006.

                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDING DECEMBER 31, 2007 AND 2006

                                                       12/31/2007       12/31/2006
                                                       ----------       ----------
Sales, net                                            $ 44,500,003        9,002,345

Cost of sales                                           29,382,399        5,210,575
                                                      ------------     ------------
Gross profit                                            15,117,604        3,791,770

Selling, general and administrative expenses             1,556,350          364,500
                                                      ------------     ------------
Income from operations                                  13,561,254        3,427,270
                                                      ------------     ------------
Other expense (income)                                      70,295           (3,827)
Interest (income)                                           (1,631)
                                                      ------------     ------------
Income before income taxes                              13,492,590        3,431,097

Provision for income taxes                                      --               --
                                                      ------------     ------------
Net income                                            $ 13,492,590        3,431,097
                                                      ============     ============

Weighted average number of common shares, basic         51,548,776       51,548,776
Weighted average number of common shares, dilutive      51,616,372       51,548,776
Net Income:

Basic                                                 $       0.26     $       0.07
Dilutive                                              $       0.26     $       0.07

Net sales

Net sales for the year ending December 31, 2007 totaled $44,500,003 compared to $9,002,345 for the year ending December 31, 2006. This increase of $35,497,685, which is an increase of approximately 394% and, was almost entirely attributable to the increase in our green rice sales due to increases consumer demand of the product in part resulting from higher availability and brand awareness created through new distribution channels. We have expanded our distribution points from individual retailers to large company retailers and supermarkets in the second half of the year. Our products have been introduced in supermarkets in large cities such as Shanghai, Beijing, and Nanjing. This expansion along with increased production has been the major factor of our increase in products sales for 2007.

Our increase in sales is attributable to increase in price, increase in production and increase in volume sold. The Company saw a 65% increase in the price of green rice from 2006 to 2007, and 10% for organic rice from 2006 to 2007. The Company has signed more contracts with our contractors (farmers who farm rice grains for us) and has purchased rice grain from Xinmiao grain depot, which leads to more rice grain production for us in 2007. In 2006, the Company sold approximately 7,400 tons of green rice and 2,900 tons of organic rice. In 2007, the Company sold approximately 49,000 tons of green rice and 3,500 tons of organic rice. To accommodate the increase of our production, the Company have expanded our distribution channels and our largest four distributors which make up almost half of our total revenue have signed distribution contracts with us in 2007.

For the benefit of the reader, there is set forth below a table of our sales made to our largest customers during 2007.

------------------------------------------------------------------------------------------------------------------
                                                2006                                     2007
            Distributor         ----------------------------------------------------------------------------------
                                Organic Rice   Green Rice      Total     Organic Rice   Green Rice      Total
------------------------------------------------------------------------------------------------------------------
       Shunda Grain and Oil                                         -      $295,704     $4,170,572    $4,466,276
------------------------------------------------------------------------------------------------------------------
       Grain and Oil Supply                                         -       244,791      3,648,722     3,893,513
------------------------------------------------------------------------------------------------------------------
       Qinghai Grain and Oil                                        -       281,223      3,536,981     3,818,205
------------------------------------------------------------------------------------------------------------------
       Tongda Grain and Oil                                         -       267,849      3,041,156     3,309,006
------------------------------------------------------------------------------------------------------------------
           Huaxing Food                                             -       224,776      2,571,980     2,796,756
------------------------------------------------------------------------------------------------------------------
          Beijing Hualian                                           -       377,868        940,951     1,318,819
------------------------------------------------------------------------------------------------------------------
         Shanghai Hualian                                           -       606,556        917,730     1,524,286
------------------------------------------------------------------------------------------------------------------
            Wanping Guo            $102,851      $604,392     $707,243      155,259        912,363     1,067,622
------------------------------------------------------------------------------------------------------------------
           Nanjing Sugao                 -             -            -       516,265        690,238     1,206,503
------------------------------------------------------------------------------------------------------------------
            Mingyi Shi               22,350       207,530      229,880       70,943        658,726       729,669
------------------------------------------------------------------------------------------------------------------
             Jun Zhang               12,578       121,059      133,637       68,118        655,608       723,726
------------------------------------------------------------------------------------------------------------------
             Yixiu Cai               47,090       354,848      401,939       85,744        646,119       731,864
------------------------------------------------------------------------------------------------------------------
              Yali Li                22,168       150,448      172,616       87,877        596,375       684,253
------------------------------------------------------------------------------------------------------------------
          Shouxian Zhang             31,283       211,221      242,504       88,172        595,333       683,505
------------------------------------------------------------------------------------------------------------------
             Fengyu Wu               68,293       536,242      604,536       74,887        588,013       662,900
------------------------------------------------------------------------------------------------------------------
           Guochen Suo               37,813       266,731      304,545       80,534        568,080       648,614
------------------------------------------------------------------------------------------------------------------
            Lihong Cong              18,819       100,297      119,116      103,330        550,689       654,020
------------------------------------------------------------------------------------------------------------------
           Guosheng Sun              22,636       184,704      207,341       66,261        540,668       606,929
------------------------------------------------------------------------------------------------------------------
           Qinghui Meng              45,854       158,194      204,049      154,543        533,161       687,704
------------------------------------------------------------------------------------------------------------------
            Fengjun Liu              64,163       336,314      400,477       97,183        509,388       606,572
------------------------------------------------------------------------------------------------------------------
           Yingfeng Liu              52,905       360,841      413,746       73,980        504,578       578,558
------------------------------------------------------------------------------------------------------------------
            Jiliang Du               34,596       269,246      303,842       64,353        500,837       565,191
------------------------------------------------------------------------------------------------------------------
              Feng Yu                20,335        98,178      118,514       83,763        404,408       488,172
------------------------------------------------------------------------------------------------------------------
           Zhongyu Wang              43,586       317,115      360,702       53,546        389,577       443,123
------------------------------------------------------------------------------------------------------------------
            Qihan Wang                8,136        69,891       78,028       42,030        361,043       403,074
------------------------------------------------------------------------------------------------------------------
           Shuhong Liu               43,591       228,482      272,074                                        -
------------------------------------------------------------------------------------------------------------------
           Guangwei Li               20,376        57,993       78,370                                        -
------------------------------------------------------------------------------------------------------------------
      Green Exhibition Hall          13,972        63,653       77,626                                        -
------------------------------------------------------------------------------------------------------------------
           Jingfen Han                5,367        30,417       35,785                                        -
------------------------------------------------------------------------------------------------------------------
Qinan County Green Exhibition Hall    5,441        19,292       24,734                                        -
------------------------------------------------------------------------------------------------------------------
                                    744,214     4,747,101    5,491,315    4,265,567     29,033,305    33,298,873
------------------------------------------------------------------------------------------------------------------

Gross Profit Margin

Gross profit margin for the year ending December 31, 2007 was 34.0% compared to
42.1 % for the year ending December 31, 2007. The decline in gross profit margin is due to the increase of sales of less profitable green rice. In 2006, our organic rice made up about 56% of our sales revenue with green rice making up the rest. Organic rice had a profit margin of approximately 55% and green rice had a margin of 21% due to high sale prices for organic rice. In 2007, our green rice sales increased significantly resulting in organic rice now making up about 15% of sales revenues and green rice sales representing about 85% of the revenues. Gross profit margins in 2007 were about 57% for organic rice and 27% for green rice. Shipments of green rice reached 49,500 tons and organic rice shipments reached 3,500 tons in 2007.

Gross profit was up two percentage points for organic rice in 2007 due to improvements in the sales price while the costs remained constant. Green rice's gross profit margin increased by approximately six percentage points due to a higher mix of sales of the boxed green rice, which sells for a higher unit price as compared to bagged green rice.

Our business focus is to increase production in both organic and green rice. However, due to capital, technology, environment constraints, and certain organic certification restrictions, expansion of organic rice production is more constrained as compared to green rice. Our organic rice plantation is constantly being researched and developed to improve production levels while complying with the "organic" requirements. The significant increase in green rice production in 2007 is in part attributed to signing an agreement with Xinmiao Grain Depot which acquires green rice product for us and another agreement with Wukeshu Grain Depot to process roughly 42,000 tons of green rice annually for China Organic Agriculture.

Selling, General and Administrative Expense

Selling, general and administrative expense for the year ending December 31, 2007 totaled $1,556,350 or approximately 3.5% of net sales, compared to $364,500 or approximately 4.0% of net sales for the year ending December 31, 2006. Our expenses increased due largely to accommodate the expansion of our sales level. This has required additional staff at the distribution centers and related costs, as well as increased advertising promotion.

Income from Operations and Net Income

Income from operations for the year ending December 31, 2007 was $13,561,254 or
30.5 % of net sales as compared to income from operations of $3,427,270 for the year ending December 31, 2006 or 38.1% of net sales. Net income was $13,492,590 or 30.3% of net sales for the year ending December 31, 2007, compared to $3,431,097 or 38.1 % of net sales for the year ending December 31, 2006.

Both of these increases reflect the higher sales level discussed previously.

Liquidity and Capital Resources

Cash has historically been generated from operations. Operations and liquidity needs are funded primarily through cash flows from operations and short-term borrowings. Cash and cash equivalents were $9,697,793, current assets totaled $15,152,917, and current liabilities were $920,315 at December 31, 2007. Working capital at December 31, 2007 was $14,232,602. We believe that the funds available to us are adequate to meet our operating needs for the remainder of 2008.

Cash Flow

                                                       Year Ended December 31

                                                        2007            2006
                                                        ----            ----

Net cash provided by operating activities           $ 9,696,012     $ 3,147,011
Net cash used in investing activities               $  (852,041)    $   (32,490)
Net cash provided (used in) financing activities    $        --     $(3,429,165)
Effects of exchange rates on cash                   $   537,361     $     4,527
Net cash flow                                       $ 9,697,793     $   316,461

Net Cash Provided by Operating Activities

During the twelve months ended December 31, 2007, we had positive cash flow from operating activities of $9,696,012, primarily attributable to net income of $13,492,590. The cash provided by operating activities in 2007 represents an increase over the 2006 level of $3,146,611, which was primarily attributable to net income of $3,431,097. In 2007, we had a significant increases in accounts receivable ($1,122,361), inventory ($2,739,639), as well as accounts payable and accrued expenses ($899,690)

Net Cash Provided (Used) by Investing Activities and Financing Activities

The Company used $852,041 for the construction of new production lines and facilities during fiscal 2007. These constructions were financed by cash flows from operating activities.

In February 2008 we purchased the Bellisimo Vineyard for $14,750,000. A portion of the purchase price, $8,515,000 was borrowed from a US commerical lender and bears interest at 7.7% per annum, to be adjusted as of March 1, 2014, and is payable monthly over twenty years. The balance of the purchase price not paid from internally-generated funds, was financed with third party debt of $6,216,000 bearing interest at 4% per annum payable over five years.

We anticipate that our available funds and cash flows generated from operations will be sufficient meet our anticipated on-going operating needs for the next twelve (12) months. We intend, however, to seek to substantially expand our operations in the foreseeable future through both internal growth and acquisitions. Our ability to do so is, in part, dependent upon our ability to operate profitably and generate cash flow from operations. Our short-term liquidity is impacted by the need to finance plantings and harvestings, even though our sales are generally not seasonal in nature. Given our desire to grow, we will likely need to raise additional capital to fund our ongoing internal expansion and acquisitions. We expect to raise those funds though credit facilities obtained from lending institutions, the issuance of equity, or a combination of both. There can be no guarantee that we will be able to obtain such funding, whether through the insurance of debt or equity, on terms satisfactory to management and our board of directors.

The following table sets forth the production capacities and amount of rice produced during 2007 at our facilities and those of our principal suppliers.

                        2007 Production Capacity Details

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                       Approximate
                                                         Green           Organic         Annual
                               Production                Rice             Rice          Capacity        Facility               Area
               Unit              Period                  (Kg)             (Kg)           (tons)         Location               (m2)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Songyuan City                  Jul.- Sep.             8,693,080             n/a          42,000      Ping Feng               25,000
ErMaPao Organic                                                                                      Xiang,
Rice Ltd.                                                                                            Songyuan City,
                                                                                                     Jilin Province
-----------------------------------------------------------------------------------------------------------------------------------
Songyuan City                  Jan.- Dec.                   n/a       3,644,020          20,000      Ping Feng Xiang,        20,000
ErMaPao Green                                                                                        Songyuan City,
Rice Ltd.                                                                                            Jilin Province
-----------------------------------------------------------------------------------------------------------------------------------
Qianguo District Chagan Hu     Jan.- Dec.            25,273,239             n/a          42,000      Ping Feng Xiang,        18,000
Xiaozhuang Gong Rice Ltd.                                                                            Songyuan City,
                                                                                                     Jilin Province
-----------------------------------------------------------------------------------------------------------------------------------
Wukeshu Grain Depot            Jul.- Nov.            15,331,130             n/a          42,000      Wukeshu,                40,000
                                                                                                     Heilongjiang
                                                                                                     Province
-----------------------------------------------------------------------------------------------------------------------------------
Xinmiao Grain Depot           Jul. - Dec.             2,180,400             n/a          42,000      Ping Feng               50,000
                                                                                                     Xiang,
                                                                                                     Songyuan City,
                                                                                                     Jilin Province
-----------------------------------------------------------------------------------------------------------------------------------
              Total                                  51,477,849       3,644,020         188,000
-----------------------------------------------------------------------------------------------------------------------------------

All of our facilities are located in Jilin Province. Wukeshu Grain Depot is located in Chenlai District. Xinmiao Grain Depot and Qianguo District Chagan Hu are located in Qianguo District.

Item 1A. Risk Factors.

      You should consider carefully each of the following business and investment risk factors and all of the other information in this report. If any of the following risks and uncertainties develops into actual events, the business, financial condition or results of our operations could be materially adversely affected. If that happens, the trading price of our shares of common stock could decline significantly. The risk factors below contain forward-looking statements regarding our business. Actual results could differ materially from those set forth in the forward-looking statements. See "Special Note Regarding Forward-Looking Information."

Risks Relating to Our Business

Our revenues depend in large part on our distribution and supply relationships, and any loss, cancellation, reduction, or interruption in these relationships could harm our business.

      In general, we depend on our distribution partners to bring to market our products to be sold to the Chinese public. If these relationships were to be disrupted, sales to such customers would become difficult or significantly reduced and thus our revenues and net income could significantly decline. Our success will depend on our continued ability to develop and manage relationships with significant distributors and suppliers. Any adverse change in our relationships with our distributors and suppliers may have a material adverse effect on our business. Although we have expanded our distribution capacity, we expect that our customer concentration will not change significantly in the near future. We cannot be sure that we will be able to retain our largest customers and suppliers or that we will be able to attract additional customers and suppliers, or that our customers and suppliers will continue to buy our products in the same amounts as in prior years. The loss of one or more of our largest customers or suppliers, any reduction or interruption in sales to these customers or suppliers, our inability to successfully develop relationships with additional customers or suppliers or future price concessions that we may have to make could significantly harm our business.

Attracting and retaining key personnel is an essential element of our future success.

      Our future success depends to a significant extent upon the continued service of our executive officers and other key management and technical personnel and on our ability to continue to attract, retain and motivate executive and other key employees, including those in managerial, technical, marketing and information technology support positions. Experienced management and technical, marketing and support personnel are in demand and competition for their talents is intense. The loss of the services of one or more of our key employees or our failure to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

If we lose the services of either our chairman or our chief executive officer, our business may suffer.

      We are dependent on Mr. Huizhi Xiao, our Chairman, and Mr. Changqing Xu, our Chief Executive Officer. The loss of the services of either could materially harm our business because of the cost and time necessary to recruit and train a replacement. Such a loss would also divert management attention away from operational issues. We do not have key-man term life insurance policy on Mr. Xu or Mr. Xiao.

Our inability to successfully manage the growth of our business may have a material adverse effect on our business, results or operations and financial condition.

      We expect to experience growth in the number of employees and the scope of our operations as a result of internal growth and acquisitions. Such activities could result in increased responsibilities for management. Our future success will be highly dependent upon our ability to manage successfully the expansion of operations. Our ability to manage and support our growth effectively will be substantially dependent on our ability to implement adequate improvements to financial, inventory, management controls, reporting, order entry systems and other procedures, and hire sufficient numbers of qualified financial, accounting, administrative, and management personnel.

      Our future success depends on our ability to address potential market opportunities and to manage expenses to match our ability to finance operations. The need to control our expenses will place a significant strain on our management and operational resources. If we are unable to control our expenses effectively, our business, results of operations and financial condition may be adversely affected.

Our management is comprised almost entirely of individuals residing in the PRC with very limited English skills.

      Our management is comprised almost entirely of individuals born and raised in the PRC. As a result of differences in culture, educational background and business experiences, our management may analyze, evaluate and present business opportunities and results of operations differently from the way they are analyzed, evaluated and presented by management teams of public companies in Europe and the United States. In addition, our management has very limited skills in English. Consequently, it is possible that our management team will emphasize or fail to emphasize aspects of our business that might customarily be emphasized in a different manner by comparable public companies from different geographical and political areas.

We will face many of the difficulties that companies in the early stage may face.

      We have a relatively limited operating history as a rice producing company, which may make it difficult for you to assess our ability to identify merger or acquisition candidates and our growth and earnings potential. Therefore, we may face many of the difficulties that companies in the early stages of their development in new and evolving markets often face. We may continue to face these difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these problems, our future growth and earnings will be negatively affected.

We cannot accurately forecast our future revenues and operating results, which may fluctuate.

      Our short operating history and the rapidly changing nature of the markets in which we compete make it difficult to accurately forecast our revenues and operating results. Furthermore, our revenues and operating results may fluctuate in the future due to a number of factors, including the following:

      o the introduction of competitive products by different or new competitors;
      o any factor that might interrupt or otherwise reduce the conduct of business by our distributors,
      o     reduced demand for any given product;
      o     difficulty in keeping current with changing technologies;
      o increased or uneven expenses, whether related to sales and marketing, product development or administration;
      o interruptions or reduction in the rice production due to adverse weather; and
      o     costs related to possible acquisitions of technology or businesses.

      Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower prices or on terms that are less favorable to us. In addition, these factors increase the chances that our results could be lower than the expectations of investors and analysts. If so, the market price of our stock would likely decline.

Risks Related to Doing Business in the People's Republic of China

      Our business operations take place primarily in the People's Republic of China. Because Chinese laws, regulations and policies are changing, our Chinese operations may face several risks summarized below.

- Limitations on Chinese economic market reforms may discourage foreign investment in Chinese businesses.

      The value of investments in Chinese businesses could be adversely affected by political, economic and social uncertainties in China. The economic reforms in China in recent years are regarded by China's central government as a way to introduce economic market forces into China. Given the overriding desire of the central government leadership to maintain stability in China amid rapid social and economic changes in the country, the economic market reforms of recent years could be slowed, or even reversed.

- Any change in policy by the Chinese government could adversely affect investments in Chinese businesses.

      Changes in policy could result in imposition of restrictions on currency conversion, imports or the source of supplies, as well as new laws affecting joint ventures and foreign-owned enterprises doing business in China. Although China has been pursuing economic reforms, events such as a change in leadership or social disruptions that may occur upon the proposed privatization of certain state-owned industries could significantly affect the government's ability to continue with its reform.

- We face economic risks in doing business in China.

      As a developing nation, China's economy is more volatile than that of developed Western industrial economies. It differs significantly from that of the U.S. or a Western European country in such respects as structure, level of development, capital reinvestment, legal recourse, resource allocation and self-sufficiency. Only in recent years has the Chinese economy moved from what had been a command economy through the 1970s to one that during the 1990s encouraged substantial private economic activity. In 1993, the Constitution of China was amended to reinforce such economic reforms. The trends of the 1990s indicate that future policies of the Chinese government will emphasize greater utilization of market forces. For example, in 1999 the Government announced plans to amend the Chinese Constitution to recognize private property, although private business will officially remain subordinate to state-owned companies, which are the mainstay of the Chinese economy. However, we cannot assure you that, under some circumstances, the government's pursuit of economic reforms will not be restrained or curtailed. Actions by the central government of China could have a significant adverse effect on economic conditions in the country as a whole and on the economic prospects for our Chinese operations.

- The Chinese legal and judicial system may negatively impact foreign investors.

      In 1982, the National People's Congress amended the Constitution of China to authorize foreign investment and guarantee the "lawful rights and interests" of foreign investors in China. However, China's system of laws is not yet comprehensive. The legal and judicial systems in China are still under development, and enforcement of existing laws is inconsistent. Many judges in China lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the Chinese judiciary is relatively inexperienced in enforcing the laws that exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. China's legal system is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may shift to reflect domestic political changes.

      The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. However, the trend of legislation over the last 20 years has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in Chinese enterprises. We cannot assure you that a change in leadership, social or political disruption, or unforeseen circumstances affecting China's political, economic or social life will not affect the Chinese government's ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

      The practical effect of the People's Republic of China's legal system on our business operations in China can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the general corporation laws of the several states. Similarly, the accounting laws and regulations of the People's Republic of China mandate accounting practices which are not consistent with U.S. Generally Accepted Accounting Principles. China's accounting laws require that an annual "statutory audit" be performed in accordance with People's Republic of China's accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the People's Republic of China Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. Second, while the enforcement of substantive rights may appear less clear than United States procedures, Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are Chinese registered companies, which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution. Generally, the Articles of Association provide that all business disputes pertaining to Foreign Invested Enterprises are to be resolved by the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm, Sweden, applying Chinese substantive law. Any award rendered by this arbitration tribunal is, by the express terms of the respective Articles of Association, enforceable in accordance with the "United Nations' Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958)." Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

      Because our principal assets are located outside of the United States and all of our directors and executive officers reside outside of the United States, it may be difficult for you to enforce your rights based on the United States Federal securities laws against us and our officers and directors in the United States or to enforce judgments of United States courts against us or them in the People's Republic of China.

      In addition, our operating subsidiaries and many of our assets are located outside of the United States. You will find it difficult to enforce your legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the People's Republic of China and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the courts of the People's Republic of China. In addition, it is unclear if extradition treaties in effect between the United States and the People's Republic of China would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

- Economic Reform Issues

      Although the Chinese government owns the majority of productive assets in China, during the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, we are unable to assure you that:

      o     We will be able to capitalize on economic reforms;
      o The Chinese government will continue its pursuit of economic reform policies;
      o     The economic policies, even if pursued, will be successful;
      o Economic policies will not be significantly altered from time to time; and
      o Business operations in China will not become subject to the risk of nationalization.

      Since 1979, the Chinese government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

      Over the last few years, China's economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb this excessively expansive economy. These measures have included revaluations of the Chinese currency, the Renminbi (RMB), restrictions on the availability of domestic credit, and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

      To date, reforms to China's economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future. However, there can be no assurance that the reforms to China's economic system will continue or that we will not be adversely affected by changes in China's political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

Risks Associated with Rice Production

We are subject to risks associated with our operations which may affect our results.

      The agricultural industry in the PRC has issues that the agricultural industry does not have within the United States. For instance:

      o In China, insurance coverage is a relatively new concept compared to that of the United States and for certain aspects of a business operation, insurance coverage is restricted or expensive. Workers compensation for employees in the PRC may be unavailable or, if available, insufficient to adequately cover such employees.

      o The environmental laws and regulations in the PRC set various standards regulating certain aspects of health and environmental quality, including, in some cases, the obligation to rehabilitate current and former facilities and locations where operations are or were conducted. Violation of those standards could result in a temporary or permanent restriction by the PRC of our operations.

We cannot assure you that we will be able to adequately address any of these or other limitations.

Our earnings and, therefore our profitability, may be affected by price volatility.

      We anticipate that the majority of our future revenues will be derived from the sale of rice and, as a result, our earnings are directly related to the prices of this product. There are many factors influencing the price of rice including expectations for inflation; global and regional demand and production; political and economic conditions; and production costs. These factors are beyond our control and are impossible for us to predict. As a result, price changes may adversely affect our operating results.

Our business operations and related activities are, by their nature, subject to PRC government regulations concerning environmental protection.

      We may have to make a significant financial commitment for compliance with environmental regulations and the establishment of a sound environmental protection management and monitoring system. Compliance with existing and future environmental protection regulations may increase our operating costs and may adversely affect our operating results.

Risks Relating to our Common Stock and our Status as a Public Company

The price of our common stock may be affected by a limited trading volume and may fluctuate significantly.

      There has been a limited public market for our common stock and we cannot assure you that an active trading market for our stock will develop or if developed, will be maintained. The absence of an active trading market may adversely affect our stockholders' ability to sell our common stock in short time periods, or possibly at all. In addition, we cannot assure you that you will be able to sell shares of common stock that you have purchased without incurring a loss. The market price of our common stock may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the common stock in the future. In addition, the market price for our common stock may be volatile depending on a number of factors, including business performance, industry dynamics, and news announcements or changes in general economic conditions.

We have not and do not anticipate paying any dividends on our common stock; because of this the valuation of our securities could be adversely affected in the market.

      We have paid no dividends on our common stock to date and it is not anticipated that any dividends will be paid to holders of our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance our future expansion and for the implementation of our business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in our Company.

Our management is not familiar with the United States securities laws.

      Our management and the former owners of the businesses we acquire are generally unfamiliar with the requirements of the United States securities laws and may not appreciate the need to devote the resources necessary to comply with such laws. A failure to adequately respond to applicable securities laws could lead to investigations by the Securities and Exchange Commission and other regulatory authorities that could be costly, divert management's attention and disrupt our business.

We will continue to incur significant costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance requirements.

      As a public company we incur significant legal, accounting and other expenses under the Sarbanes-Oxley Act of 2002, together with rules implemented by the Securities and Exchange Commission and applicable market regulators. These rules impose various requirements on public companies, including requiring certain corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

      In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, commencing in 2007, we must perform system and process evaluations and testing of our internal controls over financial reporting to allow management and to later enable our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts. If we are not able to comply with the requirements of Section 404 in a timely manner, or if our accountants later identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other applicable regulatory authorities.

Lack of management control by owners of the common stock.

      Our chairman, Huizhi Xiao, beneficially owns approximately 20% of the outstanding shares of our common stock. In addition, other beneficial owners of more than 5% of our common stock in the aggregate owned approximately 56% of our common stock. As a result of this concentration of ownership, you and our other stockholders, acting alone, do not have the ability to determine the outcome of matters requiring stockholder approval, including the election of our directors or significant corporate transactions. In addition, this concentration of ownership, which is not subject to any voting restrictions, may discourage or thwart efforts by third parties to take-over or effect a change in control of our company that may be desirable for you and are other stockholders, and may limit the price that investors are willing to pay for our common stock.

      Our Board of Directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stock holders and with the ability to adversely affect stockholder voting power and perpetuate the board's control over the Company.

      Our certificate of incorporation authorizes the issuance of up to 1,000,000,000 shares of common stock, par value $0.001 per share. Our Board of Directors by resolution may authorize the issuance of up to 20,000,000 shares of preferred stock in one or more series with such limitations and restrictions as it may determine, in its sole discretion, with no further authorization by security holders required for the issuance thereof. The Board may determine the specific terms of the preferred stock, including: designations; preferences; conversions rights; cumulative, relative; participating; and optional or other rights, including: voting rights; qualifications; limitations; or restrictions of the preferred stock.

      The issuance of preferred stock may adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of our company or make removal of management more difficult. As a result, the Board of Directors' ability to issue preferred stock may discourage the potential hostile acquirer, possibly resulting in beneficial negotiations. Negotiating with an unfriendly acquirer may result in terms more favorable to us and our stockholders. Conversely, the issuance of preferred stock may adversely affect any market price of, and the voting and other rights of the holders of the common stock. We presently have no plans to issue any preferred stock.

We may issue shares of our capital stock or debt securities to complete an acquisition, which would reduce the equity interest of our stockholders or subject our company to risks upon default.

      We may issue our securities to acquire companies or assets. Most likely, we will issue additional shares of our common stock or preferred stock, or both, to complete acquisitions. If we issue additional shares of our common stock or shares of our preferred stock, the equity interest of our existing stockholders may be reduced significantly, and the market price of our common stock may decrease. The shares of preferred stock we issue are likely to provide holders with dividend, liquidation and voting rights, and may include participation rights, senior to, and more favorable than, the rights and powers of holders of our common stock.

      If we issue debt securities as part of an acquisition, and we are unable to generate sufficient operating revenues to pay the principal amount and accrued interest on that debt, we may be forced to sell all or a significant portion of our assets to satisfy our debt service obligations, unless we are able to refinance or negotiate an extension of our payment obligation. Even if we are able to meet our debt service obligations as they become due, the holders of that debt may accelerate payment if we fail to comply with, and/or are unable to obtain waivers of, covenants that require us to maintain certain financial ratios or reserves or satisfy certain other financial restrictions. In addition, financial and other covenants in the agreements we may enter into to secure debt financing may restrict our ability to obtain additional financing and our flexibility in operating our business.

Future sales of our common stock, or the perception that such sales could occur, could have an adverse effect on the market price of our common stock.

      We have approximately 51,548,776 shares of our common stock outstanding. There are a limited number of holders of our common stock. Future sales of our common stock, pursuant to a registration statement or Rule 144 under the Securities Act, or the perception that such sales could occur, could have an adverse effect on the market price of our common stock. The number of our shares available for sale pursuant to registration statements or Rule 144 is very large relative to the trading volume of our shares. Any attempt to sell a substantial number of our shares could severely depress the market price of our common stock. In addition, we may use our capital stock in the future to finance acquisitions and to compensate employees and management, which will further dilute the interests of our existing shareholders and could also depress the trading price of our common stock.

Item 3. Properties.

      We do not own any land in the PRC, although as a result of government land use grants we control approximately 1600 acres, and indirectly we control the acreage used by the family farmers who grow the grain we purchase and market. We own indirectly certain of the buildings on land we lease. Our executive offices are located in China at Songyuan City in Jilin Province, which also is the headquarters of ErMaPao. These offices and processing facilities are located on the approximately 1600 acres of land owned by the People's Republic of China leased to the Company. The lease for the land expires in 2032. The annual rent for the land is RMB 994,795 or approximately US$140,112. The buildings on this land have approximately 20,000 square meters of usable space and are owned by ErMaPao. They consist mainly of warehouses, shelters for farm equipment and supplies, and processing buildings. We process rice at this location, on a processing line consisting of the equipment described under subheading "Processing of Rice".

      On February 29, 2008, we acquired the Bellisimo Vineyard, a 153-acre operating vineyard located in Sanoma County, California.

Item 4. Securities Ownership of Certain Beneficial Owners and Management.

      The following table sets forth information known to us regarding beneficial ownership of our common stock as of April 11, 2008 by (i) each person known by us to own beneficially more than 5% of the outstanding common stock,
(ii) each of our directors and executive officers, (iii) any other "Named Executive Officer" identified in the Executive Compensation section, below, and
(iv) all of our officers and directors as a group. Except as otherwise indicated, we believe, based on information provided by each of the individuals named in the table below, that such individuals have sole investment and voting power with respect to such shares, subject to community property laws, where applicable. Each executive officer and director may be contacted c/o the Company, Jilin Province Songyuan City ErMaPao Green Rice Limited, East Ping Feng Xiang Zheng Fu, Qian Guo District Songyuan City, Jilin Province, P.R. China 131108

---------------------------------------------------------------------------------------------
                Name and Address of                     Amount and                    Percent
                 Beneficial Owner                       Nature of                    Of Class
                                                        Beneficial
                                                          Owner
---------------------------------------------------------------------------------------------
Xia Wu                                                  5,000,000                       9.7
---------------------------------------------------------------------------------------------
Huizhi Xiao                                            10,114,873                      19.6
---------------------------------------------------------------------------------------------
Luxesource International Limited                        6,175,975                      12.0
Shennan Zhong Road, PO Box 031-072
Shenzhen 518000, China
(Mr. Jian Lin)
---------------------------------------------------------------------------------------------
Simple (Hong Kong) Investment & Management Company      2,882,121                      5.6
Limited
Shennan Zhong Road, PO Box 031-072
Shenzhen 518000, China
(Mr. Ji Wen)
---------------------------------------------------------------------------------------------
Changqing Xu                                                0                           0
---------------------------------------------------------------------------------------------
Xuefeng Guo                                                 0                           0
---------------------------------------------------------------------------------------------
Shujie Wu                                                   0                           0
---------------------------------------------------------------------------------------------
Zhouzhe Jin                                                 0                           0
---------------------------------------------------------------------------------------------
Jingyong Ma                                                 0                           0
---------------------------------------------------------------------------------------------
Officers and Directors as a group (6 persons)          10,114,873                     19.6%
---------------------------------------------------------------------------------------------

Item 5. Directors, Officers and Control Persons

Our directors and executive officers are:

      Name                 Age                      Title

      Changqing Xu         37        Chief Executive Officer
      Xuefeng Guo          34        Chief Financial Officer and Secretary
      Huizhi Xiao          46        Chairman and Director
      Shujie Wu            38        Director
      Zhouzhe Jin          68        Director
      Jingyong Ma          56        Director

Huizhi Xiao was elected Chairman of our Board of Directors on June 4, 2007, Zhouzhe Jin and Jingyong Ma were appointed on July 18, 2007 and August 1, 2007, respectively. Shujie Wu was appointed a director on March 30th 2007. Xuefeng Guo was appointed CFO on November 7, 2007, and Changqing Xu was appointed CEO on December 7, 2007. The business experience of each director and executive officer of the Company is set forth below.

Changqing Xu was from 2002 to December 2007 the CEO of food distributor Hubei Tianjian Limited, in charge of the company's investment plans and policies as well as management and market expansion. During this time, he worked with local agricultural universities to improve rice grain quality and increase grain production, and negotiated exclusive retail agreements in the Hubei and Hunan area as well. Prior to joining Hubei, Mr. Xu served as COO of Shanghai Huaying Investments Limited, in charge of market planning, internal control, financing, and asset restructuring, and was a market manager and managing director of Shenzhen Fuxing Printing Company Limited, in charge of sales and promotions of its products.

Xuefeng Guo specializes in financial management and has successfully held, over the past five years, significant positions in the investment, finance and banking industries. He holds an MBA from the University of Shandong. Until December 2002, Mr. Guo was Deputy Manager of Tianlishou Medicine Factory, in Shandong. From January 2003 to present, he was deputy Manager of Beijing Mingtian Capital Holding Limited.

Huizhi Xiao, graduated from Jilin Agricultural University and is a senior agronomist with many years of experience in the food processing industry, particularly in rice processing. He is a prominent figure in the China's agriculture industry with a reputation as an innovator with extensive management experience through several past enterprises. From 1990-2002 he was General Manager of Qianguo District Guangsha Construction Company. From 2002 to the present he has served as President of Songyuan City ErMaPao Green Rice Limited, now our subsidiary.

Shujie Wu served from 2002 to 2004 as Chairman of Dongguan Shijin Market Investment Company Limited. From 2003 to 2005, Wu served as Chairman of Guangzhou City Weirong Investment Consulting Company Limited, and from 2005, to 2007, served as Managing Director of Jiayuanfen International Investments Company Limited.

Zhouzhe Jin, is a senior agronomist and recipient of the "National Special Contributions" Award. Jin graduated from Yanbian Agricultural College, and thereafter was assigned to Jilin Province Qianguo District's Agricultural Bureau on agricultural systems. In December 1969, he was delegated to Qianguo District Jilatu Agricultural Station. He also served as deputy mayor of Jilatu. While working with the agricultural bureau, Jin conducted agricultural scientific experiments such as paddy field phosphorus test, dry seeding, courtyard seeding, formulated fertilization of rice, and the "Three Dry Cultivation Methods".

Jingyong Ma, 56, is an agricultural specialist and researcher. Since 1970, Mr. Ma has been a lecturer to the graduate students of the Jilin Agricultural Academy, while also conducting research on quality of rice grains, new varieties of rice breeding, and rice grain breeding genetics. Since January 2005, Mr. Ma has been retained by the Company as a rice grain specialist and consultant. Mr. Ma has developed a variety of new species of grains which are of high quality, high production value, and high resistance to disease and blight. Mr. Ma was commended in 1998 for outstanding contributions of young technical professionals in Jilin and was awarded the State Council's "Government's special allowances" in 2001.

Item 6. Executive Compensation.

The following table sets forth information with respect to the amounts awarded to, earned by, or paid to, our principal executive officer for services provided in all capacities to us and our subsidiaries for the fiscal year ended December 31, 2007, and the amounts awarded to, earned by, or paid to that individual for the fiscal year ended December 31, 2006. No other executive officer or former executive officer received more than $100,000 in compensation for the fiscal year ended December 31, 2007.

                           Summary Compensation Table

                                                         Non-equity        Change in pension value and
  Name and                            Stock    Option  incentive plan   nonqualified deferred compensation    All other
 principal    Year   Salary   Bonus   awards   awards   compensation                 earnings                compensation    Total
  position             ($)     ($)      ($)      ($)        ($)                        ($)                       ($)          ($)
     (a)       (b)     (c)     (d)      (e)      (f)        (g)                        (h)                       (i)          (j)
-----------------------------------------------------------------------------------------------------------------------------------
Changqing Xu
CEO           2007   $8,000    N/A      N/A      N/A        N/A                        N/A                    N/A           $ 8,000
-----------------------------------------------------------------------------------------------------------------------------------
Changqing Xu
CEO           2006   N/A       N/A      N/A      N/A        N/A                        N/A                    N/A           N/A
-----------------------------------------------------------------------------------------------------------------------------------
Xuefeng Guo
CFO &         2007   $8,000    N/A      N/A      N/A        N/A                        N/A                    N/A           $ 8,000
Secretary
-----------------------------------------------------------------------------------------------------------------------------------
Xuefeng Guo
CFO &         2006   N/A       N/A      N/A      N/A        N/A                        N/A                    N/A           N/A
Secretary
-----------------------------------------------------------------------------------------------------------------------------------
Huizhi Xiao
Chairman      2007   $8,000    N/A      N/A      N/A        N/A                        N/A                    N/A           $ 8,000
-----------------------------------------------------------------------------------------------------------------------------------
Huizhi Xiao
Chairman      2006   $7,692    N/A      N/A      N/A        N/A                        N/A                    N/A           $ 7,692
-----------------------------------------------------------------------------------------------------------------------------------
Shujie Wu
Director      2007   N/A       N/A      N/A      N/A        N/A                        N/A                    $1,127/mo     $10,143
-----------------------------------------------------------------------------------------------------------------------------------
Shujie Wu
Director      2006   N/A       N/A      N/A      N/A        N/A                        N/A                    N/A           N/A
-----------------------------------------------------------------------------------------------------------------------------------
Zhouzhe Jin
Director      2007   N/A       N/A      N/A      N/A        N/A                        N/A                    $1,127/mo     $ 6,010
-----------------------------------------------------------------------------------------------------------------------------------
Zhouzhe Jin
Director      2006   N/A       N/A      N/A      N/A        N/A                        N/A                    N/A           N/A
-----------------------------------------------------------------------------------------------------------------------------------
Jingyong Ma
Director      2007   N/A       N/A      N/A      N/A        N/A                        N/A                    $1,127/mo     $ 5,635
-----------------------------------------------------------------------------------------------------------------------------------
Jingyong Ma
Director      2006   N/A       N/A      N/A      N/A        N/A                        N/A                    N/A           N/A
-----------------------------------------------------------------------------------------------------------------------------------

Item 7. Certain Relationships and Related Transactions; Director Independence.

In connection with the acquisition by the Company of China Organic Agriculture Limited ("COA"), the BVI holding Company, the Company issued to the shareholders of COA, Huizhi Xiao, Luxesource International Limited, JK Friedman Capital Limited, Shenzhen Huaying, Guaranty and Investment Company Limited, First Capital Limited, Simple (Hong Kong) Investment & Management Company Limited and China US Bridge Capital Limited an aggregate of 27,448,776 shares of the Company's common stock.

In April 2007, we received a loan from Shenzhen Dingyi Investment Consultants Limited, an entity which was a shareholder in the Company, of an aggregate $2,063,797, which was repaid by December 31, 2007. A copy of the Loan Agreement is attached hereto as Exhibit 10.11.

Item 8. Legal Proceedings.

      We are not a party to any legal proceedings.

                                     PART II

Item 9 . Market Price of and Dividends on Registrant's Common Equity; Related Stockholder Matters.

Market for Our Common Stock

      Our common stock is traded in the over-the-counter market (the OTC Bulletin Board). Prior to May 4, 2007, the date we changed our name from Industrial Electrical Services. Inc. to China Organic Agriculture, Inc., our common stock was quoted under the symbol "INEL.OB." From May 2007 to the present, our common stock has been quoted under the symbol "CNOA.OB."

      The prices set forth below reflect the quarterly high and low bid price information for shares of our common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

                                                           High             Low
                                                           ----             ---

2008

First Quarter                                             $2.20            $0.83

                                                           High             Low
                                                           ----             ---

2007

First Quarter                                             $2.00            $0.51
Second Quarter                                            $2.09            $1.01
Third Quarter                                             $4.00            $1.15
Fourth Quarter                                            $4.25            $1.50

2006

First Quarter                                              N/A              N/A
Second Quarter                                             N/A              N/A
Third Quarter                                              N/A              N/A
Fourth Quarter                                            $1.57            $0.51

      As of April 11, 2008, our common stock was held of record by approximately 1,300 stockholders, some of whom may hold shares for beneficial owners and have not been polled to determine the extent of beneficial ownership.

      We have never paid cash dividends on our common stock. Holders of our common stock are entitled to receive dividends, if any, declared and paid from time to time by the Board of Directors out of funds legally available. We intend to retain any earnings for the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, our financial condition and other factors that our Board of Directors may consider.

Item 10. Recent Sales of Unregistered Securities.

Common Stock

      During the past three years, we issued the following unregistered securities pursuant to various exemptions from registration under the Securities Act of 1933, as amended: On August 5, 2005, we issued 9,000,000 shares to Edward Lynch, our former President, Chief Executive Officer and director, and 6,000,000 shares to Keith Yates, our former Chief Operating Officer and director, in exchange for each of Messrs. Lynch and Yates respective membership interests in Industrial Electric Services, LLC.

      On February 21, 2007, the Company converted the entire principal outstanding under its promissory note in the amount of $78,285 into an aggregate of 8,750,000 shares of common stock at a conversion price of $0.009 per share. These shares of common stock were issued pursuant to an exemption under Section 4(2) under the Securities Act. The recipients of the shares were Xiaoli Ma, Xian Liu, Bingsheng Li, Menghua Wang, Yigang Li, Yuan Li, Wenjin Xu, Xianjiao Li, David Leroy and Clyde Atkinson, prior shareholders of the company.

      On March 15, 2007, we issued a total of 27,448,776 shares of our common stock to the shareholders of China Organic Agriculture Limited ("COA"), a British Virgin Islands company, in connection with the merger of our wholly-owned subsidiary, INEL Merger Sub, Inc. ("SUB") with and into COA in accordance with the certain Agreement and Plan of Merger, dated as of March 15, 2007, by and among us, SUB, COA and the shareholders of COA. These shares were issued without registration under Section 5 of the Securities Act of 1933, as amended (the "Securities Act") in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and Regulation S under the Securities Act.

      We believe that all of the requirements to qualify to use the exemption from registration contained in Section 4(2) of the Securities Act have been satisfied in connection with the issuance of these shares. Specifically, (i) we have determined that each investor is knowledgeable and experienced in finance and business matters and thus is able to evaluate the risks and merits of acquiring our securities; (ii) each investor has advised us that he, she or it is able to bear the economic risk of purchasing our common stock; (iii) we have provided each investor with access to the type of information normally provided in a prospectus; and (iv) we did not use any form of public solicitation or general advertising in connection with the issuance of the shares.

      We also believe that the issuance of our shares to these investors constituted an offshore transaction. Each investor was a resident of China, and at the time we offered to issue our shares to these investors, each investor was located in China. At the time we issued our common stock to these investors, we reasonably believed that each investor was outside of the United States. As a result, we believe that these facts also enable us to rely on Regulation S for an exemption from the registration requirements of Section 5 of the Securities Act with respect to the issuance of these shares.

Warrants

      On April 19, 2007, we issued to Trilogy Capital Partners, Inc. ("Trilogy") 350,000 warrants (the "Warrants"). Each warrant entitles Trilogy to purchase one share of our common stock, no par value per share, at an exercise price of $1.50 per share (subject to adjustment as described in the following paragraph). The Warrants were issued to Trilogy in partial consideration for certain investor relations and marketing services to be rendered by Trilogy, and further services Trilogy promised to render, including working in conjunction with our management, securities counsel, investment bankers, auditors and marketing director, and under supervision of executive management. The unregistered issuance was made in reliance upon an exemption available under Section 4(2) of the Securities Act of 1933, as amended.

      The Warrants are exercisable as of the date of issuance and terminate on April 19, 2009, and provided for a cashless exercise by the Warrant holder. The exercise price per Warrant shall be adjusted equitably to account for payments by us of dividends in our common stock or securities convertible or exercisable into our common stock or any subdivision/split or combination of our issued and outstanding shares of common stock into a greater or lesser, respectively, number of such shares. In the event of any other reclassification of the outstanding shares of our common stock, or in the event of any merger or consolidation in which we are not the continuing entity which results in any reclassification or capital reorganization of our outstanding shares of common stock, the Warrant holder shall thereafter have the right until the expiration date of the Warrant to receive upon exercise, for the same aggregate exercise price otherwise payable immediately prior to reclassification, merger or consolidation, the kind and amount of shares of stock or other securities or property receivable thereupon by a holder of the number of shares of common stock obtainable upon the exercise of the Warrants immediately prior thereto. If we determine to register any of our common stock under the Securities Act of 1933 for sale in connection with a public offering (other than pursuant to an employee benefit plan or a merger, acquisition or similar transaction), we shall give written notice thereof to the Warrant holders and include in any related registration statement any of shares of common stock issuable upon exercise of the Warrants which the Warrant holder may request by a writing delivered to us within 15 days after our notice to such holder, subject to customary restrictions in the event of a firmly committed underwritten offering.

Item 11. Description of Securities to be Registered.

At April 11, 2008, our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.001 per share, of which 51,548,776 shares were issued and outstanding. We have not issued any preferred stock.

Common Stock

      Each holder of our common stock is entitled to one vote for each share held of record.

      Holders of our common stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive our net assets pro rata. Each holder of our common stock is entitled to receive ratably any dividends declared by our Board of Directors out of funds legally available for the payment of dividends. We have not paid any dividends on our common stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth.

Disclosure of SEC Position on Indemnification for Securities Act Liabilities.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a Director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 12. Indemnification of Directors and Officers.

      Section 607.0850 of the Florida Business Corporation Act permits us to indemnify, under certain conditions, our directors, officers, employees and agents against all expenses, liabilities and losses reasonably incurred by them in the course of their duties. This may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit us and our stockholders.

Item 13. Financial Statements; Supplementary Data.

      The financial statements required to be provided with this Registration Statement have been appended as Pages F-1 through F-28 and F-1 through F-16 hereto, preceding the Exhibits.

Item 14. Changes in and Disagreements with Accountants.

      On March 28, 2007, we appointed the firm of Morgenstern, Svoboda & Baer, CPAs, P.C. ("New Auditor") as our independent auditor and dismissed the firm of Pender Newkirk & Company LLP ("Former Auditor"), which had served as our independent auditor until that date. The Former Auditor was our auditor prior to the acquisition by our company of ErMaPao and China Organic Agriculture, Ltd.

      The reports of the Former Auditor on our financial statements for the fiscal years ended December 31, 2005 and December 31, 2006 did not contain an adverse opinion, a disclaimer of opinion or any qualifications or modifications related to uncertainty, limitation of audit scope or application of accounting principles. During the fiscal years ending December 31, 2005 and December 31, 2006 and the period from December 31, 2006 to March 28, 2007, the Company did not have any disagreements (within the meaning of Instruction 4 of Item 304 of Regulation S-K) with the Former Auditor as to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there have been no reportable events (as defined in Item 304 of Regulation S-K).

                                    PART III

Item 15. Financial Statements and Exhibits

3(i).1      Articles of Incorporation(1)
3(i).2      Certificate of Amendment to Articles of Incorporation(1)
3(ii)       Bylaws(1)
4.1         Warrant Agreement between China Organic Agriculture, Inc. and
            Trilogy Capital Partners, Inc.(1)
10.1        Agreement between ErMaPao and Jilin University (translation)(1)
10.2        Agreement between ErMaPao and Xinmiao Grain Depot (translation)(1)
10.3        Agreement between ErMaPao and Wukeshu Grain Depot (translation)(1)
10.4        Agreement between ErMaPao and Huaxing Foods Limited (translation)(1)
10.5        Agreement between ErMaPao and Songyuan City Grain and Oil Company
            (translation)(1)
10.6        Agreement between ErMaPao and Changchun City Qinghai Grain and Oil
            Company (translation)(1)
10.7        Agreement between ErMaPao and Shunda Grain and Oil Company
            (translation)(1)
10.8        Agreement between ErMaPao and Tongda Grain and Oil Company
            (translation)(1)
10.9        Agreement between ErMaPao and Nanjing Suguo Supermarket
            (translation)(2)
10.10       Agreement between ErMaPao and Hualian Hypermarket (translation)(2)
10.11       Loan Agreement between ErMaPao and Shenzhen Dingyi Investment
            Consultants Ltd. (translation)(2)
10.12       Promissory Note Secured By Deed of Trust in the initial principal amount of $8,515,000.(3)

(1) Previously filed as an Exhibit to the Registration Statement on Form 10 filed by Registrant on February 13, 2008.
(2)   Filed herewith.
(3) Previously filed as an Exhibit to the Annual Report on Form 10-K filed by Registrant on March 31, 2008.

                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                 CHINA ORGANIC AGRICULTURE, INC.

Date: April 30, 2008


                                                 By: /s/ Changqing Xu
                                                     ---------------------------
                                                     Changqing Xu
                                                     Chief Executive Officer

                         CHINA ORGANIC AGRICULTURE, LTD

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2007 and 2006

                                TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm                      F-2

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Consolidated Balance Sheets                                                  F-3

Consolidated Statements of Income                                            F-4

Consolidated Statements of Cash Flows                                        F-6

Consolidated Statements of Stockholders' Equity                              F-7

Notes to  Consolidated Financial Statements                           F-8 - F-28

MORGENSTERN, SVOBODA, & BAER, CPA's, P.C.

CERTIFIED PUBLIC ACCOUNTANTS
40 Exchange Place, Suite 1820
New York, NY 10005
TEL: (212) 925-9490
FAX: (212) 226-9134
E-MAIL: MSBCPAS@GMAIL.COM

Board of Directors and Stockholders of
China Organic Agriculture, Inc.

We have audited the accompanying consolidated balance sheets of China Organic Agriculture, Inc. ("Company") as of December 31, 2007 and 2006 and the related consolidated statements of income, comprehensive income, consolidated statements of stockholders' equity, and cash flows for the years then ended. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Organic Agriculture, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

Morgenstern, Svoboda & Baer, CPAs, P.C.
Certified Public Accountants

New York, NY
March 26, 2008

                         CHINA ORGANIC AGRICULTURE, INC.

                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 2007 AND 2006

                           ASSETS                       2007           2006
                                                     -----------    -----------
Current Assets

Cash and cash equivalents                            $ 9,697,793    $   316,461
Accounts receivable, net                               1,924,080        801,719
Inventory                                              3,176,034        436,395
Trade deposits                                            42,420             --
Other receivables and prepayments                        312,590          3,284
                                                     -----------    -----------
Total Current Assets                                  15,152,917      1,557,859

Property, plant & equipment, net                       1,505,783        721,728

Intangibles, net                                       3,304,776      3,444,220
                                                     -----------    -----------

Total Assets                                         $19,963,476    $ 5,723,807
                                                     ===========    ===========

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts payable and accrued expenses                $   179,783    $ 1,148,473
Due to related party                                     364,865             --
Taxes payable                                            375,667         51,649
                                                     -----------    -----------
Total Current Liabilities                                920,315      1,200,122
                                                     -----------    -----------

Stockholders' Equity

Preferred stock, par value, $0.001 per share
  20,000,000 shares authorized, none outstanding              --             --

Common stock,  par value, "nil"
  1,000,000,000 shares authorized
  51,548,776 and 42,798,776 issued and outstanding     3,931,976      3,862,976

Additional paid in capital                               420,525             --
Statutory reserves                                       824,168        824,168
Other comprehensive income                               602,498         65,137

Retained earnings (deficit)                           13,263,994       (228,596)
                                                     -----------    -----------
Total Stockholders' Equity                            19,043,161      4,523,685
                                                     -----------    -----------
Total Liabilities and Stockholders' Equity           $19,963,476    $ 5,723,807
                                                     ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDING DECEMBER 31, 2007 AND 2006

                                                      2007             2006
                                                  ------------     ------------

Sales, net                                        $ 44,500,003     $  9,002,345

Cost of sales                                       29,382,399        5,210,575
                                                  ------------     ------------
Gross profit                                        15,117,604        3,791,770

Selling, general and administrative expenses         1,556,350          364,500
                                                  ------------     ------------
Income from operations                              13,561,254        3,427,270
                                                  ------------     ------------

Other expense (income)                                  70,295           (3,827)
Interest (income)                                       (1,631)
                                                  ------------     ------------
Income before income taxes                          13,492,590        3,431,097

Provision for income taxes                                  --               --
                                                  ------------     ------------
Net income                                        $ 13,492,590     $  3,431,097
                                                  ============     ============

Weighted average number of
  common shares, basic                              51,548,776       51,548,776
Weighted average number of
  common shares, dilutive                           51,616,372       51,548,776

Earnings per Share of common stock:
Net Income:
Basic                                                   $ 0.26           $ 0.07
Dilutive                                                $ 0.26           $ 0.07

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, INC.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                 FOR THE YEARS ENDING DECEMBER 31, 2007 AND 2006

                                                          2007           2006
                                                      -----------    -----------

Net Income                                            $13,492,590    $ 3,431,097

Other Comprehensive Income
   Foreign Currency Translation Adjustment                537,361          4,527
                                                      -----------    -----------

Comprehensive Income                                  $14,029,951    $ 3,435,624
                                                      ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

                                                      2007             2006
                                                  ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                        $ 13,492,590     $  3,431,097
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Stock based compensation                             420,525               --
  Depreciation and amortization                        207,430          196,751
  Loss on fixed assets retirements                          --            4,042
(Increase) /decrease in assets:
  Accounts receivables                              (1,122,361)        (207,606)
  Inventory                                         (2,739,639)         305,438
  Trade deposits                                       (42,420)
  Other current assets                                (309,306)           5,365
Increase /(decrease) in current liabilities:
  Accounts payable and accrued expenses               (899,690)        (481,561)
  Due to related party                                 364,865               --
Taxes payable                                          324,018         (106,915)
                                                  ------------     ------------

Net cash provided by operating activities            9,696,012        3,146,611
                                                  ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property, plant & equipment               (852,041)         (32,490)
                                                  ------------     ------------
Net cash provided by Investing activities             (852,041)         (32,490)
                                                  ============     ============

CASH FLOWS FROM FINANCING ACTIVITIES

Dividend                                                    --       (3,429,165)
                                                  ------------     ------------
Net Cash provided by (used in)
  Financing Activities                                      --       (3,429,165)
                                                  ------------     ------------
Effect of exchange rate changes on cash and
  cash equivalents                                     537,361            4,927

Net change in cash and cash equivalents              9,381,332         (310,517)
Cash and cash equivalents, beginning balance           316,461          626,578
                                                  ------------     ------------
Cash and cash equivalents, ending balance         $  9,697,793     $    316,461
                                                  ============     ============
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
  Income tax payments                             $         --     $         --
                                                  ============     ============
  Interest payments                               $         --     $         --
                                                  ============     ============

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

                             Common         Common        Additional                       Other        Retained          Total
                              Stock          Stock           Paid        Statutory     Comprehensive    Earnings       Stockholders'
                             Shares         Amount        In Capital      Reserves        Income        (Deficit)         Equity
                           ----------    ------------    -----------    -----------    -----------    ------------     ------------
Balance January 1, 2006    51,548,776    $  3,931,976    $        --    $   481,110    $    60,610    $    112,530     $  4,586,226

Foreign currency
  translation adjustments                                                                    4,527                            4,527
Net income for the year
  ended 12/31/06                                                                                         3,431,097        3,431,097
Dividend                                                                                                (3,429,165)      (3,429,165)
Transferred to statutory
  reserve                                                                   343,058                       (343,058)              --
                           ----------    ------------    -----------    -----------    -----------    ------------     ------------

Balance December 31, 2006  51,548,776       3,931,976                       824,168         65,137        (228,596)       4,592,685

Foreign currency
  translation adjustments                                                                  537,361                          537,361
Net income for the year
  ended 12/31/07                                                                                        13,492,590       13,492,590
Stock based compensation                                     420,525                                                        420,525
                           ----------    ------------    -----------    -----------    -----------    ------------     ------------
Balance December 31, 2007  51,548,776    $  3,931,976    $   420,525    $   824,168    $   602,498    $ 13,263,994     $ 19,043,161
                           ----------    ------------    -----------    -----------    -----------    ------------     ------------

                         CHINA ORGANIC AGRICULTURE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2007

Note 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

China Organic Agriculture, Inc. ("CNOA" or "Company") (formerly Industrial Electric Services, Inc.) ("IESI") was incorporated on August 5, 2005 in the state of Florida. The Company has three wholly-owned subsidiaries. China Organic Agriculture, Ltd. ("COA") was incorporated on August 10, 2006 under the laws of the British Virgin Islands. Jilin Songyuan City ErMaPao Green Rice Ltd ("ErMaPao") was established in 2002 under the laws of the People's Republic of China. COA owns 100% of ErMaPao. Jilin Yutian of Organic Agriculture Co., Ltd ("Yutian") was founded in August 2007 under the laws of the People's Republic of China. It is owned 100% by ErMaPao. The Company is engaged in the business of rice production and processing.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of CNOA and its wholly-owned subsidiaries, except that the financials do not include the activities of IESI that occurred prior to the reverse merger as discussed below. These have been prepared in conformity with accounting principles generally accepted in the United States of America and all material intercompany transactions have been eliminated in consolidation. The Company's functional currency is the Chinese Yuan Renminbi; however, the accompanying consolidated financial statements have been translated and presented in U. S. Dollars. In the opinion of management, the accompanying consolidated financial statements reflect the adjustments considered necessary for a fair presentation of the Company's results as of December 31, 2007 and 2006, and for the years then ended.

On March 15, 2007, CNOA, formerly IESI, through a reverse merger, issued 27,448,776 shares of stock in exchange for all the outstanding shares of COA. Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination. Thus the share exchange is equivalent to the issuance of stock by COA for the net monetary assets of CNOA, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange will be identical to that resulting from a reverse acquisition, except no goodwill will be recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, CNOA, are those of the legal acquiree, COA, which is considered to be the accounting acquirer, and thus represent a continuation of the financial statements of COA. Share and per share amounts stated have been retroactively adjusted to reflect the merger.

Translation Adjustment

As of December 31, 2007 and December 31, 2006, the accounts of China Organic Agriculture, Inc., were maintained, and its financial statements were expressed, in Chinese Yuan Renminbi. Such financial statements were translated into U.S. Dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation" ("SFAS No. 52"), with the Chinese Yuan Renminbi as the functional currency. According to SFAS No. 52, all assets and liabilities were translated at the current exchange rate, stockholders' equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income," as a component of shareholders' equity. Transaction gains and losses are reflected in the income statement.

                         CHINA ORGANIC AGRICULTURE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2007

Note 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves it judges are required for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary. Reserves are recorded primarily on a specific identification basis. There are no reserves for doubtful accounts as of December 31, 2007 and December 31, 2006.

                         CHINA ORGANIC AGRICULTURE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2007

Note 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. Management compares the cost of inventories with the market value and allowances are made for writing down their inventories to market value, if lower. As of December 31, 2007 and December 31, 2006 inventory consisted of finished goods valued at $1,212,104 and $45,645, respectively. Raw material inventories as of December 31, 2007 and December 31, 2006, including packaging materials and unprocessed green and organic rice stocks, are valued at $1,963,930 and $390,750, respectively. There were no inventories in process as of December 31, 2007 or 2006. Production expenses are accumulated monthly and attributed to ending inventories and cost of goods sold based on the percentage of product tonnage that was distributed and that which was retained in inventory. These costs include the cost of purchased product, including seed and rice, fees paid to the contractors, and packaging costs and processing fees which include receiving, inspection and warehousing costs that may have been incurred in the conversion of the raw rice into the finished product.

Property, Plant & Equipment

Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred while additions, renewals and betterments are capitalized. When property, plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property, plant and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

         Real property                                20     years
         Machinery & equipment                        5-10   years
         Transportation equipment                     5      years

Intangible Assets

In October 2005, the Company purchased land rights which expire in 2032. These intangible assets are amortized using the straight-line method over the term of the land rights. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No impairments of intangible assets have been identified during any of the periods presented.

Long-Lived Assets

Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of Accounting Principals Board ("APB") Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS No. 144. SFAS No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced

                         CHINA ORGANIC AGRICULTURE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2007

Note 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long-Lived Assets (continued)

for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2007, there were no significant impairments of its long-lived assets.

Fair Value of Financial Instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities that qualify as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin No. 104, "Revenue Recognition." Sales revenue is recognized at the date that our customers take delivery of the product at our distribution center when a formal arrangement exists, the price is fixed or determinable, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. The Company has not received any material amounts of product returns.

Selling, General and Administrative Costs

These costs include those expenses pertaining to the management and corporate staff function, and selling activities of the Company, including personnel costs, advertising, postage, lease and rental expenses, utilities, professional fees, and other similar costs.

The Company expenses advertising costs as incurred. For the year ended December 31, 2007, advertising costs were $38,406. The Company does not provide rebates, slotting fees or cooperative advertising payments to its customers.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Basic and Diluted Earnings per Share

Earnings per share are calculated in accordance with the SFAS No. 128, "Earnings per Share" ("SFAS No.128"). SFAS No. 128 superseded APB No. 15. The basic earnings per share is based upon the weighted average number of common shares outstanding. Dilutive earnings per share is based on the weighted average shares of the common stock outstanding adjusted for the impact of potentially dilutive securities outstanding. The dilutive impact of warrants outstanding during 2007 is calculated using the treasury stock method, which treats the warrants as if they were exercised at the date of grant, adjusted for common stock assume to be repurchased with the proceeds realized upon the exercise of the warrants. The Company had no dilutive securities outstanding as of December 31, 2006.

                         CHINA ORGANIC AGRICULTURE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2007

Note 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Statement of Cash Flows

In accordance with SFAS No. 95, "Statement of Cash Flows," cash flows from the Company's operations are based upon the local currency. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified base of customers who are located in China. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts. As a consequence, the Company believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Segment Reporting

SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," requires use of the management approach model for segment reporting. The management approach model is based on how a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. Based on this model, the Company has one segment, the production and processing of rice.

Recent Accounting Pronouncements

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments." ("SFAS No. 155"). SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133") and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140"). SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not believe that its adoption had a material impact on its financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS Statement No. 156, "Accounting for Servicing of Financial Assets - an amendment to FASB Statement No. 140," ("SFAS No. 156"). Statement No. 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations. The new standard is effective for fiscal years beginning after September 15, 2006. The Company does not believe that its adoption of this new standard had a material impact on its financial position, results of operations or cash flows.

                         CHINA ORGANIC AGRICULTURE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2007

Note 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (continued)

In September, 2006, FASB issued SFAS Statement No. 157 "Fair Value Measurements," ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles ("GAAP"), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, as the FASB previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new fair value measurements. However, for some entities, the application of SFAS No. 157 will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS Statement No. 158 "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)." SFAS No. 158 improves financial reporting by requiring an employer to recognize the over-funded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006.

The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.

The Company believes that the adoption of these standards will have no material impact on its financial statements.

In February, 2007, FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115." This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board's long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The Company is currently evaluating the effect of this pronouncement on financial statements.

                         CHINA ORGANIC AGRICULTURE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2007

Note 2 -PROPERTY, PLANT & EQUIPMENT

As of December 31, 2007 and December 31, 2006, Property, plant & equipment consist of the following:

                                                     12/31/2007      12/31/2006

Construction in progress                            $   793,557              --

Machinery & equipment                                   285,959         240,203

Real property                                           579,989         579,988

Transportation equipment                                 61,302          48,575
                                                    -----------     -----------

Total property, plant & equipment                     1,720,807         868,766

Accumulated depreciation                               (215,024)       (147,038)
                                                    -----------     -----------
Net property, plant & equipment                     $ 1,505,783     $   721,728
                                                    ===========     ===========

During the years ended December 31, 2007 and 2006, depreciation expense was $68,986 and $59,863, respectively.

Note 3 - INTANGIBLE ASSETS

As of December 31, 2007 and December 31, 2006, Intangible assets consist of the following:

                                        12/31/2007      12/31/2006

      Purchased land rights            $ 3,613,293     $ 3,613,293

      Accumulated amortization            (308,517)       (169,073)
                                       -----------     -----------
      Intangible assets                $ 3,304,776     $ 3,444,220
                                       ===========     ===========

During the years ended December 31, 2007 and 2006, amortization expense was $139,444 and $136,039 respectively.

The estimated future amortization expenses related to intangible assets as of December 31, 2007 are as follows:

                      2008                $     140,112

                      2009                      140,112

                      2010                      140,112

                      2011                      140,112

                      2012                      140,112

                Thereafter                $   2,604,216

                         CHINA ORGANIC AGRICULTURE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2007

Note 4 - COMPENSATED ABSENCES

Regulation 45 of local labor law entitles employees to annual vacation leave after 1 year of service. In general all leave must be utilized annually, with proper notification. Any unutilized leave is cancelled.

Note 5 - INCOME TAXES

The Company's subsidiary, Jilin Province ErMaPao Green Rice Ltd, is governed by the Income Tax Laws of the People's Republic of China ("PRC"). Pursuant to the PRC Income Tax Laws, the Enterprise Income Tax (EIT) prior to December 31, 2007 was set at a statutory rate of 33%, which comprised 30% national income tax and 3% local income tax. Companies in the agricultural sector within the PRC typically receive an exemption from income tax if, as the Company did, they hired personnel pursuant to the PRC Urban Labor and Employment Services Program. As of January 1, 2008, China rendered all companies within it subject to a revised 25% corporate income tax. The Company has applied for an exemption from this tax under the Employment Services Program, but has not yet been advised as to whether it will receive this exemption. The Company will accordingly pay the tax on its earnings during Fiscal Year 2008, with the expectation that any payments would be refunded if the Company is allowed the exemption.

Note 6 - COMMITMENTS

The Company leases facilities and equipment under operating leases that have expired, but continue on a month to month basis. Rental expenses were $31,585 for the year ended December 31, 2007. The Company has no future minimum obligations as of December 31, 2007.

In May, 2007, China Organic Agriculture Inc. entered into a Fixed Price Standby Equity Distribution Agreement (the "Agreement") with six potential investors (the "Investors"). Pursuant to the Agreement, the Company could, at its discretion, periodically sell to the Investors up to 20 million shares of the

Company's common stock, par value $.001 per share, for a total purchase price of up to $21 million (a per share purchase price of $1.05 per share). The Investors' obligation to purchase shares of common stock under the Agreement was subject to certain conditions, including the Company obtaining an effective registration statement for the resale of the common stock sold under the Agreement.

The commitment period under the Agreement was to commence on the earlier to occur of (i) the date that the Registration Statement is declared effective by the Securities and Exchange Commission (the "Effective Date"), or (ii) such earlier date as the Company and the Investors may mutually agree in writing.

The commitment period under the Agreement was to expire on the earliest to occur of (i) the date on which the Investors have purchased an aggregate amount of 20 million shares of our common stock under the Agreement, (ii) the date occurring eighteen months after the Effective Date, or (iii) the date the Agreement is earlier terminated as defined in the agreement. No sale or distribution of stock under this Agreement has been made. See Note 13 - Subsequent Events

Note 7 - STATUTORY RESERVE

In accordance with the laws and regulations of the PRC, 10% of the wholly-owned Foreign Invested Enterprises income, after the payment of the PRC income taxes, shall be allocated to the statutory reserve fund until the balance reaches 50% of registered capital. Prior to January 1, 2006, an additional 5-10% was to be allocated to a statutory public affair fund. Effective January 1, 2006, there is now only the statutory reserve fund requirement. As of December 31, 2007 the statutory reserve fund has exceeded 50% of registered capital and thus no further allocation is required.

Statutory reserve funds are restricted for set off against losses, expansion of production and operation or increase in register capital of the respective company. The statutory public welfare fund is restricted to the capital expenditures for the collective welfare of employees. These reserves are not transferable in the form of cash dividends, loans or advances. These reserves are therefore not commonly available for distribution

                         CHINA ORGANIC AGRICULTURE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2007

Note 7 - STATUTORY RESERVE (Continued)

As of December 31, 2007 and December 31, 2006, the Company had allocated $824,168 to these non-distributable reserve funds.

Note 8 - CURRENT VULNERABILITY DUE TO CERTAIN RISK FACTORS

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 9 - PRODUCT MIX AND MAJOR CUSTOMERS

In 2006, approximately 56% of the Company's revenue resulted from the sales of its "organic" rice and 44% came from the sale of its "green" rice variety. In 2007 there was a significant increase in the sale of the "green" rice, which made up approximately 85% of the Company's revenue, with the remaining 15% pertaining to the "organic" rice. The Company had one customer who accounted for more than 10% of revenues during the year ended December 31, 2007. One customer accounted for more than 10% of the Company's accounts receivable at December 31, 2007. There was no concentration for purchases or accounts payable.

Note 10 - RELATED PARTIES

The Company became indebted during the year to an affiliate of a related party, for advances made to third parties on behalf of the Company. As of December 31, 2007 the Company owed $364,865 to such stockholder. The amount is evidenced by an interest free promissory note payable upon demand.

During 2005 the Company received advances from related third parties totaling $41,750 which were repaid without interest in 2006.

During 2006 and 2005, the Company utilized office space and office amenities of a related entity. The Company recorded $900 and $3,600, respectively, for this as rent expense and considered the amount a contribution of capital.

During the year ended December 31, 2006 the company sold property and equipment with a net book value of $17,718 a related party, former shareholder, who assumed debt of $20,740.

The above terms and amounts are not necessarily indicative of the terms and amounts that would have been incurred had comparable transactions been entered into with independent parties.

Note 11 - STOCK WARRANTS AND OPTIONS

On April 19, 2007, the Company issued a warrant for 350,000 shares with an exercise price of $1.50. The warrants were issued for consulting services to be provided from April 19, 2007 to April 18, 2008. The warrant was exercisable immediately and expires on April 19, 2009. The holder has no voting or dividend rights. No warrants were exercised in 2007.

The Company expensed $420,525, representing the fair value of this warrant, as consulting fees during 2007, the year of vesting. The warrants were valued using the Black-Scholes option-pricing model at the date of granting. The fair value

                         CHINA ORGANIC AGRICULTURE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2007

Note 11 - STOCK WARRANTS AND OPTIONS (Continued)

of the warrant was calculated assuming 101% volatility, a term of the warrant of two years, a risk free rate of 2% and a dividend yield of 0%.

Expected volatility is based on the historical volatility of the Company's stock price. The expected term represents the period of time that the warrants remain outstanding. No dividend payouts were assumed, as the Company has no plans to declare dividends during the expected term of the warrants. The risk-free rate of return reflects the weighted average interest rate offered for zero coupon treasury bonds over the expected term of the warrants.

--------------------------------------------------------------------------------
                                    Total           Exercise      Remaining Life
                                                    Price ($)
--------------------------------------------------------------------------------
OUTSTANDING, December 2006            -
--------------------------------------------------------------------------------
Granted in 2007                    350,000            1.50           475 days
--------------------------------------------------------------------------------
Exercised in 2007                     -
--------------------------------------------------------------------------------
OUTSTANDING, December 2007         350,000
--------------------------------------------------------------------------------

The Company had no outstanding stock options during 2007 or 2006.

Note 12 - EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

                                                          2007           2006
                                                      -----------    -----------
Net income for basic and diluted earnings per share   $13,492,590    $ 3,431,097

Weighted average shares of common stock for basic
earnings per share                                     51,548,776     51,548,776

Dilutive effect of stock warrants                          67,596             --

Adjusted weighted average shares of common stock
for diluted earnings per share                         51,616,372     51,548,776
Basic earnings per share                              $      0.26    $      0.07
Diluted earnings per share                            $      0.26    $      0.07

                         CHINA ORGANIC AGRICULTURE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2007

Note 13 - SUBSEQUENT EVENTS

On December 12 2007, the Company announced that it had entered into a letter of intent to acquire Dalian Baoshui District Huiming Trading Limited ("Dalian Huiming"). The Company has tentatively decided to acquire 60% of Dalian Huiming with 50% cash and 50% stocks, all subject to completion of due diligence. Dalian Huiming is engaged in grain procurement, international and domestic trading wholesale sales, food delivery logistic service, and main products including soybeans, corn, and cereal crops, which are major products from the Northeast part of China. Main sales regions include the provinces of Liaoning, Jiling, Heilongjiang, Sichuan, and Fujian, as well as the cities of Beijing, and Shanghai. The acquisition of DalianHuiming is planned to enable CNOA to have a more fully established distribution channel for its products.

On February 29, 2008, we purchased the Bellisimo Vineyard, a 153-acre operating vineyard located in Sonoma County, California. Our purchase was financed with third party debt. A portion of the debt, $8,515,000 was paid with funds provided by a commercial US lender which was granted a first lien on the property. Such amout bears interest at a floating rate, initially 7.7% per annum with an initial adjustment date of March 1, 2014. The balance of the purchase price not paid with internally-generated funds, was borrowed from a private lender at an interest rate of 4% per annum payable over five years. Bellisimo Vineyard provides Merlot, Chardonnay, and Cabernet Sauvignon grapes to wineries each year for both red and white wines.

On March 25, 2008, the Company and the group of six investors mutually agreed to terminate the Fixed Price Standby Equity Distribution Agreement they had entered in May, 2007. No shares were sold or distributed under the Agreement by, to or among any of the parties, and none of the parties have any rights remaining under the Agreement or arising out of the termination of the Agreement.

                         CHINA ORGANIC AGRICULTURE, LTD

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2006 AND 2005

                                TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm                      F-2

Consolidated Balance Sheets                                                  F-3

Consolidated Statements of Income                                            F-4

Consolidated Statements of Cash Flows                                        F-5

Consolidated Statements of Stockholders Equity                               F-6

Notes to  Consolidated Financial Statements                           F-7 - F-16

MORGENSTERN, SVOBODA, & BAER, CPA's, P.C.

CERTIFIED PUBLIC ACCOUNTANTS
40 Exchange Place, Suite 1820
New York, NY 10005
TEL: (212) 925-9490
FAX: (212) 226-9134
E-MAIL: MSBCPAS@GMAIL.COM


Board of Directors and Stockholders of
China Organic Agriculture, Ltd

We have audited the accompanying consolidated balance sheet of China Organic Agriculture, Ltd ("Company") as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, consolidated statements of stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Organic Agriculture, Ltd as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the periods then ended, in conformity with generally accepted accounting principles in the United States of America.


Morgenstern, Svoboda & Baer, CPAs, P.C.
Certified Public Accountants

New York, NY
February 23, 2007

                         CHINA ORGANIC AGRICULTURE, LTD
                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 2006 AND 2005

                                   ASSETS                   2006         2005
                                                         ----------   ----------
Current Assets
Cash and cash equivalents                                $  316,061   $  626,578
Accounts receivable, net                                    801,719      594,113
Inventory                                                   436,395      741,833
Other receivables                                             3,284        8,649
                                                         ----------   ----------
Total Current Assets                                      1,557,459    1,971,173

Property & equipment, net                                   721,728      753,992

Intangibles, net                                          3,444,220    3,580,259
                                                         ----------   ----------
Total Assets                                             $5,723,407   $6,305,424
                                                         ==========   ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses                    $1,070,218   $1,551,779
Taxes payable                                                51,649      158,564
                                                         ----------   ----------

Total Current Liabilities                                 1,121,867    1,710,343
                                                         ----------   ----------

Stockholders' Equity

Common stock,  par value, "nil"                             733,304      733,304
Statutory reserves                                          824,168      481,110
Other comprehensive income                                   65,137       60,610
Retained earnings                                         2,978,931    3,320,057
                                                         ----------   ----------
Total Stockholders' Equity                                4,601,540    4,595,081
                                                         ----------   ----------
Total Liabilities and Stockholders' Equity               $5,723,407   $6,305,424
                                                         ==========   ==========



   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, LTD
                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDING DECEMBER 31, 2006 AND 2005

                                                           2006          2005
                                                       -----------   -----------

Sales, net                                             $ 9,002,345   $ 6,601,698

Cost of sales                                            5,210,575     3,896,487
                                                       -----------   -----------
Gross profit                                             3,791,770     2,705,211

Selling, general and administrative expenses               364,500       232,872
                                                       -----------   -----------
Income from operations                                   3,427,270     2,472,339
                                                       -----------   -----------
Interest income                                              3,827         3,366
                                                       -----------   -----------
Income before income taxes                               3,431,097     2,475,705

Provision for income taxes                                      --            --
                                                       -----------   -----------
Net income                                             $ 3,431,097   $ 2,475,705
                                                       ===========   ===========

Weighted average number of
  common shares, basic and dilutive                     51,548,776    51,548,776
Earnings per Share of common stock:                    $      0.07   $      0.05

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, LTD
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                             2006                    2005
                                                                         -----------             -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                               $ 3,431,097             $ 2,475,705
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization                                                196,751                  84,244
Loss of fixed assets retirements                                               4,042                      --
(Increase) / decrease in assets:
Accounts receivables                                                        (207,606)                (93,605)
Inventory                                                                    305,438                (145,558)
Other current assets                                                           5,365                  (4,288)
Increase / (decrease) in current liabilities:
Accounts payable and accrued expenses                                       (481,561)              1,401,675
Taxes payable                                                               (106,915)                104,996
                                                                         -----------             -----------
Net cash provided by operating activities                                  3,146,611               3,823,169
                                                                         ===========             -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangible asset                                                      --              (3,613,293)

Purchase of property & equipment                                             (32,490)               (620,130)
                                                                         -----------             -----------
Net cash provided by Investing activities                                    (32,490)             (4,233,423)
                                                                         ===========             ===========
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions, net                                                        --                 543,662
Dividend                                                                  (3,429,165)                     --
                                                                         -----------             -----------
Net cash (used in) provided by financing activities                       (3,429,165)                543,662
                                                                         -----------             -----------
Effect of exchange rate changes on cash and cash equivalents                   4,527                  59,921

Net change in cash and cash equivalents                                     (310,517)                193,329
Cash and cash equivalents, beginning balance                                 626,578                 433,249
                                                                         -----------             -----------
Cash and cash equivalents, ending balance                                $   316,061             $   626,578

                                                                         ===========             ===========
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments                                                      $        --             $        --
                                                                         ===========             ===========
Interest payments                                                        $        --             $        --
                                                                         ===========             ===========

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, LTD
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE YEAR ENDED DECEMBER 31, 2006 AND 2005

                                            Common                   Other                      Total
                                             Stock    Statutory   Comprehensive   Retained    Stockholders'
                                            Amount    Reserves       Income       Earnings      Equity
                                            ------    --------       ------       --------      ------
Balance January 1, 2005                    $ 84,859   $214,537    $      689    $ 1,215,708    $1,515,793
Amend Registered Capital                    648,445   (104,783)                                   543,662
Transfer to statutory reserve                          371,356                     (371,356)           --
Foreign currency translation adjustments                              59,921                       59,921
Net income for the period ended 12/31/2005                                        2,475,705     2,475,705
                                          ---------   --------    ----------    -----------    ----------
Balance December 31, 2005                   733,304    481,110        60,610      3,320,057     4,595,081
Foreign currency translation adjustments                               4,527                        4,527
Net income for the year ended 12/31/2006                                          3,431,097     3,431,097
Dividend                                                                         (3,429,165)   (3,429,165)
Transferred to statutory reserve                       343,058                     (343,058)           --
                                          ---------   --------    ----------    -----------    ----------
Balance December 31, 2006                 $ 733,304   $824,168    $   65,137    $ 2,978,931    $4,601,540
                                          =========   ========    ==========    ===========    ==========

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 1 - ORGANIZATION

China Organic Agriculture, Ltd ("COA" and the "Company") was incorporated on August 10, 2006 under the laws of the British Virgin Islands. Jilin Songyuan City ErMaPao Green Rice Ltd ("ErMaPao") was established in 2002 under the laws of The People's Republic of China. COA owns 100% of ErMaPao. The Company is engaged in the business of rice production and processing.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Yuan Renminbi ("CNY"); however the accompanying consolidated financial statements have been translated and presented in United States Dollars ("USD").

Translation Adjustment

As of December 31, 2006 and 2005, the accounts of China Organic Agriculture, Ltd were maintained, and its financial statements were expressed, in Chinese Yuan Renminbi. Such financial statements were translated into U.S. Dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," with the CNY as the functional currency. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholders' equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income," as a component of shareholders' equity. Transaction gains and losses are reflected in the income statement.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Advertising Costs

The Company expenses advertising costs as incurred, and for the years ending December 31, 2006 and 2005, advertising costs were $6,298 and $6,896, respectively.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary. Reserves are recorded primarily on a specific identification basis. There are no doubtful accounts as of December 31, 2006 or 2005.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down their inventories to market value, if lower. As of December 31, 2006 and 2005 inventory consisted of finished goods valued at $45,645 and $513,598, respectively. Raw material inventories as of December 31, 2006 and 2005 are valued at $390,750 and $228,235, respectively.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant & Equipment

Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property, plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property, plant and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Machinery & equipment                           5-10   years
Real property                                   20     years
Transportation equipment                        5      years

As of December 31, 2006 and 2005 Property, plant & equipment consist of the following:

                                                      2006               2005
                                                   ---------          ---------

Machinery & equipment                              $ 240,203            240,203

Real property                                        579,988            584,879

Transportation equipment                              48,575             16,085
                                                   ---------          ---------
                                                     868,766            841,167
Accumulated depreciation                            (147,038)           (87,175)
                                                   ---------          ---------

                                                   $ 721,728            753,992
                                                   ---------          ---------

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible Assets

Intangible assets are amortized using the straight-line method over their estimated period of benefit, ranging from one to ten years. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No impairments of intangible assets have been identified during any of the periods presented. In October 2005, the Company purchased land rights which expire in 2032.

The components of finite-lived intangible assets are as follows:

 December 31, 2006           $ 3,613,293
                             ===========

The estimated future amortization expense related to intangible assets, as of December 31, 2006, is as follows:

                           2007                    $  136,887
                           2008                       136,887
                           2009                       136,887
                           2010                       136,887
                           2011                       136,887
                     Thereafter                    $2,759,785

Long-Lived Assets

Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS No. 144. SFAS No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2006, there were no significant impairments of its long-lived assets.

Fair Value of Financial Instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin ("SAB") 104, "Revenue Recognition." Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Stock-Based Compensation

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No. 123.

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("SFAS No. 123R"). SFAS No. 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's first quarter of fiscal 2006.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Basic and Diluted Earnings per Share

Earnings per share is calculated in accordance with the SFAS No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 superseded APB No. 15. The basic earnings per share is based upon the weighted average shares of common shares outstanding. Dilutive earnings per share is based on the weighted average shares of the common stock outstanding adjusted for the impact of potentially dilutive

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Statement of Cash Flows

In accordance with SFAS No. 95, "Statement of Cash Flows," cash flows from the Company's operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified base of customers, most of which are in China. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Segment Reporting

SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," requires use of the management approach model for segment reporting. The management approach model is based on how the company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Recent Accounting Pronouncements

In May 2005, SFAS No. 154, "Accounting Changes and Error Corrections," was issued. This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In June 2005, the FASB's Emerging Issues Task Force ("EITF") reached consensus on Issue No. 05-6, "Determining the Amortization Period for Leasehold Improvements" ("EITF 05-6"). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 is effective for periods beginning after June 29, 2005.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In June 2005, the FASB Staff issued FASB Staff Position ("FSP") 150-5, "Issuers Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable" ("FSP 150-5"). FSP 150-5 addresses whether freestanding warrants and other similar instruments on shares that are redeemable, either puttable or mandatorily redeemable, would be subject to the requirements of FASB Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," regardless of the timing or the redemption feature or the redemption price. The FSP is effective after June 30, 2005.

On February 16, 2006 the Financial Accounting Standards Board (FASB) issued SFAS No. 155, "Accounting for Certain Hybrid Instruments" ("SFAS No. 155"), which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. This Statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets - an amendment to FASB Statement No. 140" ("SFAS No. 156"). SFAS No. 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations. The new standard is effective for fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.

In September, 2006, FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles ("GAAP"), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new fair value measurements. However, for some entities, the application of this SFAS No. 157 will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the effect of this pronouncement on its financial statements.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In September 2006, FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)" ("SFAS No. 158"). SFAS No. 158 improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures for fiscal years ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures for fiscal years ending after June 15, 2007.

The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.

The Company believes that the adoption of these standards will have no material impact on its financial statements.

Note 3 - COMPENSATED ABSENCES

Regulation 45 of local labor law entitles employees to annual vacation leave after one year of service. In general all leave must be utilized annually, with proper notification. Any unutilized leave is cancelled.

Note 4 - INCOME TAXES

The Company is governed by the Income Tax Laws of the PRC. Pursuant to the PRC Income Tax Laws, the Enterprise Income Tax (EIT) is at a statutory rate of 33%, which is comprises of 30% national income tax and 3% local income tax. The Company received a notice of exemption from income taxes for 2006 and 2005.

Note 5 - COMMITMENTS

The Company leases facilities and equipment under operating leases that terminate in 2005 and 2006. Rental expense under these agreements consisted of $1,889 and $1,835 for 2006 and 2005, respectively. The Company has the following future minimum obligations as of:

                  12/31/2006        12/31/2005
                  ----------        ----------
2006                  -               $1,916

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 6 - STATUTORY RESERVE

In accordance with the laws and regulations of the PRC, a portion of a wholly-owned Foreign Invested Enterprises' income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserve fund and the statutory public affair fund. Prior to January 1, 2006 the proportion of allocation for reserve was 10% of the profit after tax to the surplus reserve fund and an additional 5-10% to the public affair fund. The public affair fund reserve was limited to 50% of the registered capital. Effective January 1, 2006, there is now only one fund requirement. The reserve is 10% of income after tax, not to exceed 50% of registered capital.

Statutory reserve funds are restricted for set off against losses, expansion of production and operation or increase in register capital of the respective company. Statutory public welfare fund is restricted to the capital expenditures for the collective welfare of employees. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation. As of December 31, 2006 and 2005, the Company had allocated $824,168 and $481,110, respectively, to these non-distributable reserve funds.

Note 7 - OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income, included in stockholders' equity at December 31, 2006 and December 31, 2005 are as follows:

                                                                     Total
                                                                  Accumulated
                                       Foreign Currency              Other
                                         Translation             Comprehensive
                                          Adjustment                Income
                                      -------------------      -----------------

Balance at January 1, 2005            $              689       $             689
Change for 2005                                   59,921                  59,921
                                      -------------------      -----------------

Balance at December 31, 2005          $           60,610       $          60,610
Change for 2006                                    4,527                   4,527
                                      -------------------      -----------------
Balance at December 31, 2006          $           65,137       $          65,137
                                      ==================       =================


Note 8 - CURRENT VULNERABILITY DUE TO CERTAIN RISK FACTORS

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005


Note 9 - MAJOR CUSTOMERS AND CREDIT RISK

The Company had no customers who accounted for more than 10% of its revenues during the years ended 2006 or 2005. No customers accounted for more than 10% of the Company's accounts receivable as of December 31, 2006 or 2005.